Exhibit 99.1
EXPLANATORY NOTE

Leonardo DRS. Inc. (the “Company,” “we,” “us,” “our”) is filing this exhibit to reflect changes to the presentation of our financial information as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Form 10-K”), as filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2022, in order to give effect to a change in segment reporting.
As previously disclosed in the Quarterly Report on Form 10-Q for the period ended March 31, 2022 (as filed with the SEC on May 16, 2022), effective in the first quarter of our fiscal year 2022, the Company implemented a segment reorganization in order to align its segment reporting with its current operating structure including how our Chief Operating Decision Maker assesses the performance of and allocates resources to our businesses (the "Segment Reorganization"). The Company’s new reportable segments are: Advanced Sensing and Computing and Integrated Mission Systems. The Advanced Sensing and Computing reportable segment is comprised of the operations of the Advanced Sensing and Computing operating segments which, following the Segment Reorganization, reflects the reassignment of the Network and Computing Technologies and Advanced Senor Technologies operating and reportable segments.
This exhibit updates the information in the following items as initially filed in order to reflect the change in segment reporting: Part I. Item 1, Business, Part I Item 2 Properties; Part II. Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations; and Part II. Item 8, Financial Statements and Supplementary Data. No items in the 2021 Form 10-K other than those identified above are being updated by this filing. Information in the 2021 Form 10-K is generally stated as of December 31, 2021 and this filing does not reflect any subsequent information or events other than the change in segment reporting noted above. Without limiting the foregoing, this filing does not purport to update Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the 2021 Form 10-K for any information, uncertainties, transactions, risks, events, or trends occurring, or known to management, other than the events described above. More current information is contained in our Quarterly Report on Form 10-Q for the period ended March 31, 2022 and other filings with the SEC. This exhibit should be read in conjunction with the 2021 Form 10-K, the Form 10-Q for the period ended March 31, 2022, and any other documents we have filed with the SEC subsequent to May 16, 2022.
PART I
1

ITEM 1. BUSINESS
Overview
DRS is a leading provider of defense products and technologies that provide battlefield superiority today while shaping the battlefield of tomorrow for the U.S. military and our allies abroad. We offer a broad portfolio of products and services in our core technologies, including advanced sensing, electronic warfare (“EW”) and cyber, network computing, communications, force protection, and electrical power conversion and propulsion. Our positions in these markets have created a foundational base of programs within the Department of Defense (“DoD”) that has yielded five consecutive years of organic revenue growth. We believe these technologies will not only support our customers in today’s mission but will also underpin their strategy to migrate towards more autonomous, dynamic, interconnected, and multi-domain capabilities needed to win in tomorrow’s battlefields. We expect that our customer’s focus on countering growing near-peer threats from China and Russia while simultaneously pursuing a counter-terrorism strategy against asymmetric organizations and actors creates an opportunity for the core technologies that DRS provides.
DRS benefits from a 50-year legacy of designing and manufacturing innovative and differentiated products and solutions for military applications. From our earliest products that were sonar systems instrumental in detecting enemy submarines, to today’s best-in-class products including electro-optical sensors and electronic warfare systems, we have continually developed advanced technologies to address complex military challenges. We continue to target our investments toward high growth areas of the defense budgets. Our diverse array of defense systems and solutions are used across land, air, sea, space and cyber domains, and are offered to all branches of the U.S. military, major aerospace and defense prime contractors, government intelligence agencies and international military customers for deployment on a wide range of military platforms.
Our alignment with some of the nation’s top defense priorities to address the greatest threats to the U.S. has allowed us to achieve a 10% compounded annual growth rate (“CAGR”) in revenues from the year ended December 31, 2017 through the year ended December 31, 2021. This growth, which exceeded the DoD budget CAGR of 3.8% during this period, drove our annual revenue to approximately $2.9 billion for the year ended December 31, 2021. During the same five year period, our net earnings improved by $245 million to $154 million, our operating earnings grew $187 million to $236 million and our Adjusted EBITDA grew $129 million to $310 million (CAGR of 14%). Adjusted EBITDA is a non-GAAP measure. See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Measures—Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net earnings in this Annual Report.
The U.S. future fighting force is expected to be increasingly autonomous across land, sea and air domains. Future platforms are also expected to require greater capabilities in sensing, computing, communications, self-protection, and power to allow them to reduce human behavior to improve reaction time, increase effectiveness and enhance soldier safety. Our core technologies enable optionally manned, autonomous platforms, and manned-unmanned teaming. Our customers are expecting platforms where sensor data can be fused, aggregated, and understood. Once situational understanding is achieved, it can be rapidly communicated to the command structure. This drive for increased autonomy is shifting value from the platform itself to its electronics and sensors. We are helping to shape these requirements by developing and offering smaller, integrated, and more modular (and thereby able to support a range of platforms and subsystems) and more capable systems using DRS’ core technologies.
Across the spectrum of multi-domain operations on the future battlefield, we believe DRS’ core capabilities in sensing, EW and cyber, network computing, satellite communications, force protection, and power and propulsion will help U.S. and allied military forces to maintain a strategic advantage over their enemies. DRS technology supports our customers’ heightened needs and is positioned to enable future battlefield platforms designed to maintain dominance.

Our company consists of eight business units which are organized as two operating segments: Advanced Sensing and Computing and Integrated Mission Systems. Following is additional information on each our operating segments. For information regarding segment performance see Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Annual Report.
Advanced Sensing and Computing
Our Advanced Sensing and Computing (“ASC”) segment is organized to provide equipment that enables the capture and communication of value battlefield information necessary to ensure our armed forces are equipped with real-time intelligence required to deliver enhanced decision making and execution in theater. From leading long-range sensing capabilities, expanding our reach, to rugged, trusted, and cyber resilient computing, our ASC products provide our customers with the ability to be successful in their mission.
Our ASC segment provides ground vehicle systems including third generation infrared, long-range threat detection, situational awareness, targeting and vehicle protection. Additionally, we offer a full complement of soldier systems, including next generation sensors, targeting systems and optics to improve infantry combat effectiveness. Our sensing technologies also support aircraft survivability through advanced two-color infrared sensors and our quantum cascade lasers which detect and protect aircraft from missile attacks.
In addition to our optical sensing systems, we utilize state of the art technology in EW and cyber systems to provide our customers integrated capabilities for multi-domain operations to supplement kinetic warfare. Our mounted and dismounted EW systems and intelligence solutions across a broad range of platforms bring world-class capability to our customers.
Our sensing capabilities are complemented by our network computing and communications products. We are the leading global supplier of battle management systems and mounted computing hardware for ground forces worldwide. For the U.S. and allied naval customers, we provide naval computing systems and networks, shipboard communications, radar, surface ship and submarine combat and command and control systems.
Advanced Sensing and Computing Products and Services
Sensors
Our advanced sensor technologies can provide the U.S. military with the capability for longer-range sensing and increased battlefield awareness. The U.S. military has identified specific needs for advanced sensor technology for ground vehicles to enhance battlefield understanding, vehicle protection and vehicle targeting capabilities. Our market-leading sensor products include third-generation infrared sensing, sensors for threat detection and situational awareness, which we believe position us well for these opportunities. We also provide uncooled focal plane arrays and brownout solutions (which are sensors that can see through blowing sand for helicopters). To further enhance our market position to address the U.S. military’s future needs, we recently acquired Ascendent Engineering Solutions (“AES”), an advanced small-form gimbal producer, which designs, develops and manufactures high-performance, stabilized, multi-sensor systems for the market of small unmanned aerial systems across military services.
Our complement of soldier sensor systems employs state-of-the-art sensors, precision targeting capabilities and optics designed to improve infantry combat effectiveness. We have produced a family of innovative electro-optical and infrared systems for soldiers, from our legacy imaging system, the Thermal Weapons Sight, to the next generation of thermal weapon sights being produced today. We believe that our current position on next-generation soldier precision targeting programs will enable us to compete effectively in this area of growing need. Our uncooled sensor technology also positions us well to support the future of soldier goggle systems.

Electronic Warfare (EW) & Cyber
Our significant technological capabilities and program experience in EW & Cyber offers the U.S. military integrated capabilities for multi-domain operations required to supplement kinetic warfare. We have developed mounted and dismounted EW systems, EW software and training systems and intelligence solutions across a broad range of platforms. We believe that our capabilities in integrated mounted and dismounted ground EW, exploitation and cyber-based multi-domain operations position us well in this area of growing DoD priority. We have also leveraged international EW programs to develop our capabilities for DoD offerings and have invested to meet developing U.S. Army and U.S. Marine Corps requirements for integrated solutions to address threats which are emanating from nation-states and violent extremist organizations.
Force Protection / Aircraft Survivability
Our Advanced Sensing and Computing segment also features QCL technology which, along with our advanced two-color infrared sensors, have enabled us to support high-profile U.S. Navy contracts for advanced systems to protect aircraft from ground-launch missiles. We are also a critical partner on the U.S. Army’s common infrared countermeasures program and the next generation missile warning program.
Network Computing
Our network computing products and solutions provide communications capabilities in support of the military’s need for greater situational understanding for the warfighter and permits data to be transmitted securely from command centers to forward-positioned military platforms and dismounted soldiers. Encrypted data and cyber protection capabilities aim to ensure that the data U.S. forces receive is trusted and protected from enemies. This capability is intended to allow forces to be more mobile and geographically dispersed while operating with immediate access to trusted information.
We provide an array of network computing products and sub-systems that bring trusted and resilient communications and computational resources to U.S. and international military forces, allowing them to rapidly share data and improve situational understanding. We provide trusted computing systems for ground vehicles, naval computing infrastructure, network and data distribution programs, rugged naval computational and control systems and networked communications. Our Mounted Family of Computing Systems (“MFoCs”) and MFoCs-II, the second generation, have earned us a reputation as a leading provider of mounted battle management systems hardware in the U.S. We have invested in cyber defense and trusted computing capabilities over the past several years to protect information at the edge of the battlefield.
We have also transformed our legacy of naval display and computing equipment over the past several years, to secure a position as a leading provider of surface combat system components, submarine combat systems and command and control system components. We provide Command, Control, Communications, Computers and Intelligence (“C4I”) equipment for the U.S. Navy, including those that will be upgraded as the fleet continues to modernize. For submarines, we provide hardware which is planned to be upgraded continuously on a regular update cycle.
Satellite Communications
Satellite communications systems provide data to U.S. warfighters around the globe and are expected to increasingly utilize satellite constellations at all orbits for redundancy, lower latency, expanded bandwidth and security. We provide terrestrial and satellite communications for the U.S. Army, U.S. Navy, U.S. Special Forces, and intelligence communities, as well as secure and reliable communications for the U.S. military’s forward-deployed forces.
We are the prime contractor for two of the U.S. military’s top five commercial satellite communications programs, including its largest, serving special operations forces with terrestrial and space satellite bandwidth. Our contracts on these programs make us one of the largest satellite communications providers for the U.S. military. We believe that our legacy and outstanding reputation with the U.S. military will enable us to continue to be a leading communications provider for all DoD services.
Other Advanced Sensing and Computing Capabilities
Our aircraft training instrumentation systems were selected for the high-profile Joint Strike Fighter program that has been the leading U.S. and allied forces military air platform in development over the past two decades. We are also a leading provider of the aircraft training instrumentation which deploy on both legacy and modern aircraft and are required for aircraft training programs.
Integrated Mission Systems
Our Integrated Mission Systems (“IMS”) segment provides critical force protection, vehicle integration, transportation and logistics and electrical control, distribution and conversion, and ship propulsion systems to the U.S. military and allied forces. As the U.S. military continues to defend our national security interests across the globe, our technologies and systems help protect U.S. forces and assets against increasingly sophisticated and proliferating threats. Our force protection systems, including solutions for counter-unmanned aerial systems, short-range air defense systems and active protection systems used to defend ground combat vehicles help protect service members and military assets from these growing threats, highlighted by the recent deployment of the Mission Equipment Package (“MEP”) for the Maneuver Short-Range Air Defense (“M-SHORAD”) program by the U.S. Army.
We also provide power control, distribution, conversion and propulsion systems for the U.S. Navy’s top priority shipbuilding programs, including the Columbia Class ballistic missile submarine, the first modern U.S. electric drive submarine as well as other advanced equipment to the U.S. Navy, U.S. Coast Guard, and international navies including hybrid electric drive propulsion systems, energy storage, gas turbine packages, nuclear instrumentation and controls, and thermal management and refrigeration equipment.
Current and future platforms require more power than before as a result of the advancement of directed energy weapons, increased on-board computing, and increased sensing. As a result, these platforms must be able to adapt their propulsion to the situation around them, increase their stealth in a threatened environment, or speed to the objective if unthreatened. Our IMS segment provides technologies that fulfill these needs for power and have developed propulsion for various platform types. For example, as the U.S. Navy fleet grows, we expect that it will require new forms of integrated power systems. Our electrical drive technology provides the ability to direct energy to these evolving needs and adapt propulsion based on an evolving threat situation. These capabilities can also be used on unmanned platforms. As a leading provider of next-generation electrical propulsion components and systems for the U.S. Navy, we believe DRS has the technology to provide electrical power capabilities to service the future fleet’s needs.
Integrated Mission Systems Products and Services
Force Protection
Our force protection systems protect service members and military assets around the world as they continue to face increasingly sophisticated threats. We provide force protection products which include solutions for counter-unmanned aerial systems, short-range air defense systems, and active protection systems. These systems can be used to protect military bases, aircraft, ships and ground combat vehicles.
DRS is an integrator of systems in ground vehicles for short-range air defense, counter-UAS, and vehicle survivability and protection. This integrator role includes utilizing radars, EW equipment, reconnaissance and surveillance systems, modular combat vehicle turrets, and stabilized sensor suites, and kinetic countermeasures for short-range air defense. We believe that our contract to provide the

TROPHY™ Active Protection System (APS) to the U.S. Army positioned us well to provide future vehicle protection systems. Our short-range air defense mission equipment package and mounted counter-unmanned aerial systems integrate technologies that have been recently deployed to defend our service men and women in some of the most contested regions in the world.
Naval Power and Propulsion
Our naval power and propulsion capabilities help provide the U.S. military with next-generation power capabilities for the future fleet. DRS is currently a leading provider of next-generation electrical propulsion components and systems for the U.S. Navy, including on the Columbia-class submarine program which is integral to the United States’ deterrence strategy and is the U.S. Navy’s highest priority program. We believe the increased sensing, self-protection, directed energy, communications and computing needs for the warfighter require significantly higher levels of mobile power than in the past. DRS electrical power generation, conversion, storage and distribution and on-board vehicle power solutions are well suited to meet those needs. Beyond electrification of its fleet, we expect that the U.S. Navy will require increased power to expand and modernize its vessels, including for the introduction of directed energy weapons.
We have developed common power electronics building blocks used in a number of power conversion, distribution, and energy storage systems on multiple naval platforms. Combined with our additional products including high-efficiency, power dense permanent magnet motors, energy storage systems and associated efficient, rugged and compact power conversion, electrical actuation systems, advanced cooling technologies, and a new state of the art manufacturing and electrical test facility in Menomonee Falls, Wisconsin, we believe DRS is well positioned to meet the needs of an increasingly electrified fleet. DRS is also a leader in other marine propulsion equipment including gas turbine packages for a wide variety of U.S. and international naval platforms. We provide advanced Hybrid Electric Drive systems for U.S. and international navy applications that enable increased warfighting capability and reduction in fuel consumption and emissions, which are aligned with global green initiatives. DRS has a long history of providing a number of other critical products to the U.S. Navy with a significant installed base on submarines, aircraft carriers and other surface ships including motor controllers, instrumentation and control equipment for nuclear propulsion systems, electrical actuation systems, and thermal management systems for weapons, electronics and ship stores refrigeration. DRS also provides selected equipment such as nuclear controls and instrumentation, cooling systems, and permanent magnet motors to commercial markets.
Transportation and Logistics
DRS is a provider of transportation and logistics solutions for the DoD, including bridging systems, cargo loaders and trailers. Our Tunner and Halvorsen programs have provided the U.S. Air Force with rapidly deployable, high-reach mechanized aircraft loaders that can lift up to 60,000 and 25,000 pounds, respectively, of cargo onto military aircraft. The Joint Assault Bridge program positions us well as the U.S. Army and its allies are looking to expand its battlefield mobility. We believe that our legacy position in heavy military trailers will allow us to win new opportunities as the U.S. Army looks for increased solutions. We also have capabilities in military fuel and water handling and distribution which can support U.S. military forces in a variety of challenging forward deployed environments.
Customers
The U.S. government is by far our largest customer with revenues derived directly or indirectly from the U.S. government representing 86%, 84% and 89% of our total revenue for the years ended December 31, 2021, 2020, and 2019 respectively. Our U.S. government sales are highly concentrated with the DoD which make up the overwhelming majority of our U.S. government revenue for any given year, including 86% of our business for the year ended December 31, 2021. Our sales to the DoD are principally derived directly or indirectly from contracts with the U.S. Army and U.S. Navy representing 38% and 31%, respectively, of our total revenues for the year ended December 31, 2021.

As a mid-tier defense company with a diverse portfolio of technology that includes offerings at the component, sub-system and system level, we are able to approach each market opportunity with flexibility as to provide the most value to our customers and other stakeholders. This market flexibility allows us to serve as either prime contractor or a subcontractor on key contracts based on the competitive dynamics of each opportunity. For the year ended December 31, 2021 our revenue consisted of 48% as a prime contractor direct with the government and 52% as a subcontractor.
The remaining 14% of our revenues for the year ended December 31, 2021, were derived from sales to foreign governments as well as commercial type sales within the U.S. and abroad. Our international sales consist primarily of transactions with foreign governments for military applications. In total we have generated sales to international customers of $158 million, $223 million, and $120 million for the years ended December 31, 2021, 2020 and 2019 respectively.
Defense Market Competition
We operate in a highly competitive environment. In the military sector, we compete with large, mid-tier and smaller defense companies as well as some non-traditional companies on the basis of product performance, cost, overall value, delivery schedule, embedded positions, innovation, and reputation. Our products are sold in markets in which several of our competitors are substantially larger than we are, enabling them to devote greater resources to research and development. These larger competitors generally have more financial resources, allowing them to better withstand challenging operating conditions. We also face a variety of competitors which vary across our segments and specific products. to gain new business, we also often team with, are supplier to, or find other ways to work with these competitors. Although we compete with different companies in each of our segments, our key competitors include Raytheon Technologies, L3Harris, BAE Systems, Teledyne/FLIR, Cubic and Elbit Systems, among others. We generally compete on the basis of:
•Our product breadth, performance, adaptability and price:
•Our reputation for prompt, flexible, and responsive contract performance;
•Our installed base of existing products and track record as a trusted partner;
•Our ability to react to customer and market trends;
•Our strong core technology capabilities and accumulated technical knowledge and expertise;
•Our highly experienced management team and talented workforce; and
•The capabilities of our facilities, equipment and personnel to undertake the programs for which we compete.
Our future success will depend in large part upon our ability to improve existing product lines and to develop new products and technologies in the same or related fields.
U.S. Defense Market Trends
The DoD budget, the largest defense budget in the world, has grown at a CAGR of 3.8% from Fiscal Year (“FY”) 2017 to 2021, reflecting an increasing shift in priorities from a focus on global terrorism to emerging threats from more sophisticated and technologically advanced adversaries requiring enhanced capabilities across the DoD. The DoD is our largest customer and, for the year ended December 31, 2021, accounted for approximately 86% of our business as an end-user, with revenues principally derived directly or indirectly from contracts with the U.S. Army and U.S. Navy, which represented 38% and 31%, respectively, of our total revenues for the year. We believe that this strong recent growth and future expectations in our core areas of high technology provide a solid path for continued growth of our business.

President Biden’s administration has identified the key threats America faces, which emanate from great powers and regional adversaries, and also from non-state actors and extremists. The DoD FY 2022 budget request for $715 billion prioritizes China and its military modernization as America’s key pacing challenge, while simultaneously addressing the continued threat from global terrorism. This budget request was similar to the prior administration’s projected budget of $722 billion. However, both the Senate and the House of Representatives Armed Services Committees recently submitted bipartisan bills that increase the FY2022 defense budget authorization by an additional $25 and $24 billion, respectively, resulting in DoD authorization of $740 billion. The appropriations bills from the Senate and the House of Representatives increased DoD levels above the budget request resulting in appropriations for the DoD of $751 billion. This represents a significant increase of $46 billion over the prior year’s level.
We believe the DoD priorities, which will likely be further shaped by the recent Russian invasion of Ukraine, combined with the FY2022 budget request, authorization and appropriations bills align with DRS’ product offerings and our ability to innovate our core technology and investment focus.
In addition to the U.S. market, DRS has important positions internationally in the Middle East, U.K., Australia, Korea and Taiwan in areas such as Tactical Battlefield Management Systems, Thermal Weapons Sites, Combat Aircraft Training and Power and Propulsion programs, among others.
Manufacturing and Supplies
Our manufacturing processes for our products include the assembly of purchased components and subsystems and testing of products at various stages in the assembly process. Purchased components include integrated circuits, circuit boards, metal fabricated into cabinets, resistors, capacitors, semiconductors, silicon wafers and other materials, wire and cables and subsystems including, but not limited to, off-the-shelf components such as servers, computers and peripherals. In addition, many of our products use castings and machined housings.
The manufacturing process for certain of our optic products includes the grinding, polishing and coating of various optical materials and the machining of metal components. Although materials and purchased components generally are available from a number of different suppliers, several suppliers are our sole source of certain components. If a supplier should cease to deliver such components we expect that other sources would be available; however, added cost and manufacturing delays might result. We occasionally experience delays attributable to supply shortages and quality and other related problems with respect to certain components, such as semiconductors and connectors. In addition, for our optical products, certain materials, such as rare earth materials, germanium, and zinc sulfide may not always be readily available.
Effective management and oversight of suppliers and subcontractors is an important element of our successful performance. If our sources of supply are disrupted, particularly in instances where we rely on only one or two sources of supply, our ability to meet our customer commitments could be adversely impacted. We attempt to mitigate risks with our suppliers by entering into long-term agreements and leveraging company-wide agreements to achieve economies of scale and by negotiating flexible pricing terms in our customer contracts. To date, despite the market challenges, we have not experienced significant disruptions in our financial results or customer delivery commitments stemming from our ability to obtain the materials and components necessary for our business operations. We expect that the micro-electronics will continue to present a challenge to our business although we anticipate the ability to mitigate the majority of the potential risk.
Intellectual Property
We have patents on certain of our technologies and methods, semiconductor devices, rugged computer-related items and electro-optical and infrared focal plane array products, in addition to other technologies and methods. We and our subsidiaries have certain registered trademarks, none of which are considered material to our current operations. We also hold certain trade secrets without formal patent filings in order to protect them from disclosure. We believe our patent position and intellectual property portfolio in the aggregate are valuable to our operations. We do not believe that the conduct of our business as a whole is materially dependent on any single patent, trade secret, trademark or copyright.
When we work on U.S. government contracts or use funding of the U.S. government, the U.S. government may have contractual rights to data for our technologies, source code and other developments associated with such government contracts. Records of our data rights are typically maintained in order to claim these rights as our proprietary technology, but it may not always be possible to delineate our proprietary developments from those developed under U.S. government contracts. The protection of our data from use by other U.S. government contractors is subject to negotiation from time to time between us and the U.S. government. The extent of the U.S. government’s data rights to any particular product generally depends upon whether the product was developed under a government contract and the degree of government funding for the development of such product. While we may retain rights over any technology, product or intellectual property that we develop under U.S. government contracts or using funding of the U.S. government, this requires us to take timely affirmative measures to preserve our right.
Contracts
We derive a significant portion of our revenue from long-term programs and programs for which we are the incumbent supplier or have been the sole or dual supplier for many years. A significant percentage of our revenue is derived from programs that are in the production phase. We also derive revenue from contracts on which we serve as either prime contractor or subcontractor. For the years ended December 31, 2021, 2020, and 2019, revenues were approximately even between contracts on which we served as prime contractor and subcontractor in our ASC segment, with prime contracts generating approximately 63%, 55%, and 57%, of segment revenue respectively. Conversely at our IMS segment majority of our revenues are generated from subcontractor positions which account for 82%, 66% and 52% for the years ended December 31, 2021, 2020 and 2019 respectively. We determine our prime versus subcontract position based on our competitive position, likelihood of contract win and overall profit contribution.
While the majority of our revenue is derived from the U.S. government and DoD, within this we have a diverse business mix with limited dependence on any single contract. No single contract represented more than 10% of revenues for the years ended December 31, 2021, 2020 and 2019.
The amount of our revenues attributable to our contracts by contract type during the years ended December 31, 2021, 2020 and 2019 were as follows:

	December 31,
($ in millions)	2021	2020	2019
Firm fixed price..................................................................................................................	$2,498	$2,408	$2,333
Flexibly priced(a)..................................................................................................................	$381	$370	$381
a.Includes revenue derived from time and materials contracts.
Typically we enter into three types of contracts: fixed price contracts, cost-plus contracts and time and material (“T&M”) contracts (cost-plus contracts and T&M contracts are aggregated above as flexibly priced contracts), and our contracts are normally for production, services or development. Production contracts are typically the fixed-price type, development contracts are sometimes of the cost-plus-type, and service contracts are sometimes of the time and materials type. We believe continued predominance of fixed-price contracts is reflective of the significant portion of production contracts in our U.S. government contract portfolio. Fixed-price contracts may provide for a fixed price or they may be fixed-price-incentive-fee contracts. Under fixed-price contracts, we agree to perform for an agreed-upon price.

Accordingly, we derive benefits from cost savings, but bear the risk of cost overruns. Under fixed-price-incentive-fee contracts, if actual costs incurred in the performance of the contracts are less than estimated costs for the contracts the savings are apportioned between the customer and us. If actual costs under such a contract exceed estimated costs, however, excess costs are apportioned between the customer and us, up to a ceiling. We bear all costs that exceed the ceiling, if any.
Cost-plus type contracts typically provide for reimbursement of allowable costs incurred plus a fee (profit). Under cost-plus-fixed-fee contracts, we are reimbursed for allowable costs and receive a fixed fee, which is negotiated and specified in the contract. Such fees have statutory limits. Unlike fixed-price contracts in which we are committed to deliver without regard to cost, cost-plus contracts normally obligate us to use our best efforts to accomplish the scope of work within a specified time and a stated contract dollar limitation. In addition, U.S. government procurement regulations typically result in lower profits for cost type contracts because of our reduced risk. Under cost-plus-incentive-fee contracts, an additional incentive fee awarded may be based on cost or performance. When the incentive is based on cost, the contract specifies that we are reimbursed for allowable incurred costs plus a fee adjusted by a formula based on the ratio of total allowable costs to target cost. Target cost, target fee, minimum and maximum fee, and adjustment formulae are agreed upon when the contract is negotiated. In the case of performance-based incentives, we are reimbursed for allowable incurred costs plus an incentive, contingent upon meeting or surpassing stated performance targets. The contract provides for increases in the fee to the extent that such targets are surpassed and for decreases to the extent that such targets are not met. In some instances, cost-plus-incentive-fee contracts also may include a combination of both cost and performance incentives. Under cost-plus-fixed-fee contracts, we are reimbursed for costs and receive a fixed fee, which is negotiated and specified in the contract. Time-and-material type contracts provide for reimbursement of labor hours expended at a contractual fixed labor rate per hour, plus the actual costs of material and other direct non-labor costs. The fixed labor rates on time-and-material type contracts include amounts for the cost of direct labor, indirect contract costs and profit.
For the majority of our contracts, revenues are recognized using an over time, cost-to-cost accounting method, with revenue recognized based on the ratio of cumulative costs incurred to date to estimated total contract costs at completion. For contracts accounted for in this way, our reported revenues may contain amounts which we have not billed to customers if we have incurred costs, and recognized related profits, in excess of billed progress payments.
In accordance with U.S. GAAP, contract costs, including allowable general and administrative expenses on certain government contracts, are expensed as costs of revenues as incurred with revenues (and related estimated profit) recognized as progress toward completion of the contract is made. The Federal Acquisition Regulations (“FAR”) and the defense supplement (“DFARS”), incorporated by reference in U.S. government contracts, provide that internal research and development costs are allowable general and administrative expenses. Unallowable costs, pursuant to the FAR, are excluded from costs accumulated on U.S. government contracts.
Our defense contracts and subcontracts that require the submission of cost or pricing data are subject to audit, various profit and cost controls, and standard provisions for termination at the convenience of the customer. The DCAA performs these audits on behalf of the U.S. government. The DCAA has the right to perform audits on our incurred costs on cost-type or price redeterminable-type contracts on a yearly basis. Approval of an incurred cost submission can take from one to three years from the date of the submission of the contract cost.
U.S. government contracts are, by their terms, subject to termination by the U.S. government for either convenience or default by the contractor. Fixed-price contracts provide for payment upon termination for items delivered to and accepted by the U.S. government and, if the termination is for convenience, for payment of fair compensation of work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses and a reasonable profit on the costs incurred. Cost-plus contracts provide that, upon termination, the contractor is entitled to reimbursement of its allowable costs and, if the termination is for convenience, a total fee proportionate to the percentage of the work completed under the contract. If a contract termination is for default, however, the contractor is paid an amount agreed upon for completed and partially completed products and services accepted by the U.S. government. In these circumstances, the U.S. government is not liable for excess costs incurred by us in procuring undelivered items from another source.
In addition to the right of the U.S. government to terminate U.S. government contracts, such contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a September 30 fiscal year basis, even though contract performance may take many years. Consequently, at the outset of a major program, the contract is typically only partially funded, and additional funds normally are committed to the contract by the procuring agency only as appropriations are made by Congress for future fiscal years.
Product Warranties
Product warranty costs generally are accrued in proportion to product revenue realized in conjunction with our over-time revenue recognition policy. Product warranty expense is recognized based on the term of the product warranty, generally one to three years, and the related estimated costs, considering historical claims expense. Accrued warranty costs are reduced as these costs are incurred and as the warranty period expires, and otherwise may be modified as specific product performance issues are identified and resolved.
Joint Ventures, Strategic Investments and Mergers and Acquisitions
From time to time we enter into strategic joint ventures, investments and mergers and acquisitions. For all the periods presented herein we held a 51% ownership interest in Advanced Acoustic Concepts (“AAC”), a joint venture with a subsidiary of Thales S.A., which provides sonar systems and components, acoustic training systems, and other underwater systems. On April 19, 2022 we signed a definitive sales agreement to divest of our 51% ownership interest in AAC, which completed on July 8, 2022, AAC engages in development of technology, products, and systems and also licenses technology and products from Thales for adaptation to the U.S. market when the opportunities are present. DRS provided support to AAC in the areas of security, export control, human resources, information technology, and at times, financing, among others. DRS chaired the joint management committee and, together with Thales, reviewed and approved their business, financials, and business plans, including investments. AAC provided no cash dividends to DRS for the year ended December 31, 2021 and 2020 respectively resulting from the uncertainty of the COVID-19 impact on operations but did receive $3 million year ended December 31, 2019.
In June 2017, we acquired Daylight Solutions for a purchase price of $150 million in cash. Daylight Solutions designs and manufactures infrared Quantum Cascade Laser solutions that supplement the infrared sensors already in DRS’ portfolio. Together these two capabilities address the growing force protection needs for aircraft and ground vehicles by allowing them to sense threats and then enact countermeasures for certain classes of enemy missiles, thus saving lives. The acquisition of Daylight also allowed DRS to address markets unrelated to force protection, again by combining the infrared lasers with infrared sensors. To address the growing demands to sense further, and to increase situational understanding, these two capabilities allow for longer-range threat detection.
We also hold an approximately 10% interest in Hoverfly Technologies, Inc. (“Hoverfly”), which designs, develops and manufactures power-tethered unmanned aerial systems and related products. Pursuant to the terms of our agreement with Hoverfly, we increased our investment in Hoverfly from 7% to 10% in Q2 2021 and may increase our investment beyond 10%, at our option. We have also entered into an exclusive manufacturing and teaming agreement with Hoverfly.
Seasonality
We do not consider any material portion of our business to be seasonal. However, our cash flows lack linearity with a majority of cash receipts generally occurring in the fourth quarter of our fiscal year.

Various factors can affect the distribution of our revenues and cash flows between accounting periods, including the federal government’s budget cycle based on its October-to-September fiscal year, the timing of government awards, the availability of government funding, the timing of costs incurred (including when materials are received), product deliveries and customer acceptance.
Research and Development
We conduct research and development (“R&D”) activities using our own funds (referred to as company-funded R&D or independent research and development (“IR&D”)) and under contractual arrangements with our customers (referred to as customer-funded R&D) to enhance existing products and services and to develop future technologies. R&D costs include basic research, applied research, concept formulation studies, design, development, and related test activities. IR&D costs are allocated to customer contracts as part of the general and administrative overhead costs and generally recoverable on our customer contracts with the U.S. Government. Customer-funded R&D costs are charged directly to the related customer contract. Substantially all R&D costs are charged to cost of revenues as incurred. Company-funded R&D costs charged to cost of revenues totaled $48 million, $41 million and $31 million in 2021, 2020 and 2019, respectively.
Legislation and Regulation
As a U.S. government contractor, we (and our subcontractors and others with whom we do business) must comply with many significant procurement regulations and other specific legal requirements. These regulations and other requirements increase our performance and compliance costs and risks and regularly evolve. New laws, regulations or procurement requirements or changes to current ones (including, for example, regulations related to cybersecurity, privacy, recovery of employee compensation costs, counterfeit parts, anti-human trafficking, specialty metals and conflict minerals) can significantly increase our costs and risks and reduce our profitability. If we fail to comply with procurement regulations or other requirements we may be subject to civil and/or criminal penalties and/or administrative sanctions, which may include termination or modification of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government, any of which could have a material adverse effect on our business, financial condition and results of operations. See Part I Item 1A. “Risk Factors—Risks Relating to Our Business—We are subject to a number of procurement, international trade, and other rules regulations and requirements related to our industry, our products, and the businesses we operate. If we fail to comply with such rules, regulations or other requirements we may be subject to civil and/or criminal penalties and/or administrative sanctions” in this Annual Report.
We (again, including our subcontractors and others with whom we do business) also are subject to, and expected to perform in compliance with, a vast array of federal laws, regulations and requirements related to our industry, our products and the businesses we operate. These laws and regulations include, but are not limited to the Anti-Kickback Act, the Arms Export Control Act, including the ITAR, the Communications Act, the Defense Federal Acquisition Regulations, the Export Control Reform Act, including the EAR (which includes anti-boycott provisions), the False Claims Act, the Federal Acquisition Regulation, the FCPA, the Lobbying Disclosure Act, the Procurement Integrity Act, the Truthful Cost or Pricing Data Act, the Foreign Trade Regulations, the Foreign Investment Risk Review Modernization Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, and Executive Orders and regulations, administered by the U.S. Department of the Treasury, Office of Foreign Assets Control, as well as rules and regulations administered by the U.S. Customs and Border Protection and the Bureau of Alcohol, Tobacco, Firearms and Explosives. If we are found to have violated such requirements, we may be subject to reductions of the value of contracts; contract modifications or termination; the withholding of payments from our customer; the loss of export privileges; administrative or civil judgments and liabilities; criminal judgments or convictions, liabilities and consent or other voluntary decrees or agreements; other sanctions; the assessment of penalties, fines, or compensatory, treble or other damages or non-monetary relief or actions; or suspension or debarment.

Our operations include the use, generation and disposal of hazardous materials. We are subject to various U.S. federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. See Part I Item 1A. “Risk Factors—Risks Relating to Our Business—We are subject to environmental laws and regulations, and our ongoing operations may expose us to environmental liabilities affecting our reputation, business, financial condition and results of operations” in this Annual Report. Except as described in Note 15 “Commitments and Contingencies” to the Consolidated Financial Statements, we believe that we have been and are in material compliance with environmental laws and regulations and that we have no liabilities under environmental requirements that would be expected to have a material adverse effect on our business, results of operations, financial condition or liquidity. It is possible, however, that the ultimate resolution of the matters discussed under Note 15 “Commitments and Contingencies” to the Consolidated Financial Statements could result in a material adverse effect on our results of operations for a particular reporting period, any of which could have a material adverse effect on our business.
Backlog
Our total backlog consists of funded and unfunded amounts. Funded backlog represents the revenue value of orders for services under existing contracts for which funding is appropriated or otherwise authorized less revenue previously recognized on these contracts. Unfunded backlog represents the revenue value of firm orders for products and services under existing contracts for which funding has not yet been appropriated less funding previously recognized on these contracts.

	December 31,
(Dollars in millions)	2021	2020	2019
Backlog:
Funded(1)	$2,510	$2,847	$2,547
Unfunded(1)	351	444	297
Total backlog(1)	$2,861	$3,291	$2,844
________________
(1)See Part I Item 1A. “Risk Factors—Risks Relating to Our Business—We may not realize the full value of our total estimated contract value or bookings, including as a result of reduction of funding or cancellation of our U.S. government contracts, which could have a material adverse impact on our business, financial condition and results of operations” in this Annual Report.
Human Capital Management
Our company consists of approximately 6,575 people all committed to upholding the core values of the company including integrity, quality, customer focus, diversity and inclusion and innovation. Our commitment to ethical business practices is outlined in our Code of Ethics & Business conduct (the “Code”). The Code applies to all employees and establishes our expectations for appropriate business conduct is a variety of scenarios. Once a year, all employees must confirm their commitment to our ethics program by providing confirmation they will adhere to the Code.
Due to the highly specialized nature of our business, our workforce is highly innovative and we maintain a culture that fosters and rewards growth, problem-solving, technology development and process improvements. We have approximately 1,350 engineers who work on programs in sensing, electro-optical infrared systems, laser systems, network computing, communications systems, integration and power propulsion. Our employees maintain over 2,000 security clearances to allow engineers and management to carry on business activities for our customers’ classified programs. We recognize that our success as a company depends on our ability to attract, develop and retain a qualified workforce with an emphasis on a strong commitment to diversity and inclusion. As such, we promote the health, welfare and safety of our employees. Part of our responsibility includes treating all employees with dignity and respect and providing them with fair, market-based, competitive and equitable compensation. We recognize and reward the performance of our employees and provide a comprehensive suite of benefit options that enables our employees and their dependents to live healthy and productive lives.
Safety in our workplaces is paramount. Across our businesses, we take measures to prevent workplace hazards, encourage safe behaviors and enforce a culture of continuous improvement to ensure our processes help reduce incidents and illnesses and comply with governing health and safety laws. These efforts continue to be of the utmost importance as we address the ongoing challenges presented by the COVID-19 pandemic.
Our strong commitment to diversity, inclusion, succession planning and training has fostered a highly collaborative and motivated work force. Our commitment to diversity includes our Diversity Advisory Group geared at improving diversity and inclusiveness so that we look like the communities in which we operate. We have targeted increases in minority hiring and expanding women in the workforce.
Our values motivate us to promote strong workplace practices with opportunities for development and training. Our training and development efforts focus on ensuring that the workforce is appropriately trained on critical job skills as well as leadership behaviors that are consistent with our core values. We conduct rigorous succession planning exercises to ensure that key positions have the appropriate level of bench strength to provide for future key positions and leadership transitions. We listen to our workforce to assess areas of concern and levels of engagement.
Governance Structure
As a U.S. defense contractor with high level personal and facility security clearances, DRS, our immediate parent Leonardo US Holding Inc. and our ultimate parent Leonardo S.p.A. have entered into an agreement with the DoD to mitigate against the potential for undue foreign ownership control and influence (“FOCI”) on the performance of classified programs by implementing various limitations on US Holding’s and Leonardo S.p.A.’s rights as the direct stockholder and ultimate foreign parent company of DRS, respectively. Specifically, US Holding has authorized certain cleared U.S. persons to operate as its proxies and exercise the key prerogatives of stock ownership. The proxy agreement requires that DRS have the financial and operational ability to operate as an independent entity under an independent board of directors, subject to certain limited, enumerated consent rights of the majority stockholder (including material mergers and acquisitions and incurrence of debt). For additional information, see Part III., Item 13. “Certain Relationships and Related Transactions—Relationship with Leonardo S.p.A.—Proxy Agreement” in this Annual Report.
Our Ultimate Parent
Leonardo S.p.A., a global high-technology company, is among the top ten world players in Aerospace, Defense and Security and Italy’s main industrial company. Organized into five business divisions, Leonardo S.p.A. has a significant industrial presence in Italy, the United Kingdom, Poland and the USA, where it also operates through subsidiaries such as DRS (defense electronics), and joint ventures and partnerships as: ATR, MBDA, Telespazio, Thales Alenia Space and other minor entities. Leonardo S.p.A. competes in the most important international markets by leveraging its areas of technological and product leadership (Helicopters, Aircraft, Aerostructures, Electronics, Cyber Security and Space). Listed on the Milan Stock Exchange (under the trading symbol “LDO”), in 2021 Leonardo S.p.A. recorded consolidated revenues of €14.1 billion and invested €1.8 billion in Research and Development. The group has been part of the Dow Jones Sustainability Index (“DJSI”) since 2010 and was named as sustainability global leader in the Aerospace & Defense sector of DJSI for the third year in a row in 2021.
Available Information
We file reports and other information with the Securities and Exchange Commission (“SEC”) pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended. The SEC maintains a website

(www.sec.gov) that contains reports, proxy and information statements, and other information. Our website is https://www.leonardodrs.com.

ITEM 2. Properties
We are headquartered in Arlington, Virginia. Our principal executive offices are leased under a lease agreement expiring in March 31, 2027 with an option to extend for five years thereafter. We also lease space in 17 other states and the District of Columbia in the United States and in one city in Canada and we own properties in three states in the United States and in one city in Canada. We believe that our facilities are adequate for our intended use and sufficient for our immediate needs, including to meet any security certification requirements or requirements for locating facilities in certain locations. It is not certain whether we will negotiate new leases as existing leases expire or whether we will be able to negotiate new leases without substantial cost or at all. Such determinations will be made as existing leases approach expiration and will be based on an assessment of our requirements at that time. Further, we believe that we can obtain additional space, if necessary, based on prior experience and current real estate market conditions. The table below provides additional information about our significant leased and owned facilities and properties.

Location	Activities	Operating Segment	Approximate Square Footage	Owned / Leased
4265 North 30th Street, Milwaukee, WI	Manufacturing, Engineering, Warehouse, Office	Integrated Mission Systems	610,800	Leased
1 McDaniel Street, West Plains, MO	Manufacturing, Engineering, Warehouse, Office	Integrated Mission Systems	447,067	Owned
Good Hope Rd., Menomonee Falls, WI	Manufacturing, Engineering, Warehouse	Integrated Mission Systems	372,856	Leased
100 North Babcock Street, Melbourne, FL	Manufacturing, Engineering, Warehouse, Office	Advanced Sensing and Computing	311,287	Leased
6060 Highway, High Ridge, MO	Manufacturing, Engineering, Office	Integrated Mission Systems	183,600	Owned
4545 N. Lindbergh Blvd, Bridgeton, MO	Manufacturing, Engineering, Warehouse, Office	Integrated Mission Systems	171,500	Leased
One Milestone Center Court, Germantown, MD	Engineering, Office	Advanced Sensing and Computing	133,140	Leased
7200 Redstone Gateway, Huntsville, AL	Manufacturing, Engineering, Office	Advanced Sensing and Computing	131,498	Leased

246 Airport Road, Johnstown, PA	Manufacturing, Engineering, Warehouse, Office	Advanced Sensing and Computing	129,716	Leased
500 Palladium Drive, Ottawa, ON, Canada	Manufacturing, Engineering, Warehouse, Office	Advanced Sensing and Computing	127,334	Leased
401 Flint Drive, Menomonee Falls, WI	Engineering, Office	Integrated Mission Systems	118,620	Leased
166 Boulder Drive, Building #2, Fitchburg, MA	Manufacturing, Warehouse	Integrated Mission Systems	114,454	Leased
6200 118th Avenue North, Largo, FL	Manufacturing, Engineering, Office	Advanced Sensing and Computing	113,329	Owned
10600 Valley View Street, Cypress, CA	Engineering, Office	Advanced Sensing and Computing	91,506	Leased
13532 N Central Expressway, Dallas, TX	Manufacturing, Engineering, Office	Advanced Sensing and Computing	89,982	Leased
645 Anchors Street, Ft. Walton Beach, FL	Manufacturing, Engineering, Office	Advanced Sensing and Computing	74,304	Owned
21 South Street, Danbury, CT	Manufacturing, Engineering, Warehouse, Office	Integrated Mission Systems	74,300	Owned
1200 Sherman Street, Dallas, TX	Engineering, Office	Advanced Sensing and Computing	73,646	Leased
16465 Via Esprillo, San Diego, CA	Manufacturing, Engineering, Office	Advanced Sensing and Computing	67,762	Leased
650 Lovejoy, Ft. Walton Beach, FL	Engineering, Office	Advanced Sensing and Computing	53,045	Owned
2345 Crystal Drive, Arlington, VA	Office	Corporate	49,048	Leased

13544 N Central Expressway, Dallas, TX	Manufacturing, Engineering, Office	Advanced Sensing and Computing	48,374	Leased
2601 Mission Point Blvd, Beavercreek, OH	Engineering, Office	Advanced Sensing and Computing	46,637	Leased
150 Bluewater Road, Bedford, NS, Canada	Manufacturing, Engineering, Office	Advanced Sensing and Computing	41,750	Owned
21345 Ridgetop Circle, Dulles, VA	Engineering, Office	Advanced Sensing and Computing	40,412	Leased
825 Greenbrier Circle, Chesapeake, VA	Manufacturing, Engineering, Office	Advanced Sensing and Computing	34,299	Leased
651 Anchors Street, Ft. Walton Beach, FL	Manufacturing, Engineering, Office	Advanced Sensing and Computing	32,107	Owned
1057 South Sherman, Richardson, TX	Engineering, Office	Advanced Sensing and Computing	26,696	Leased
590 Territorial Drive, Bolingbrook, IL	Manufacturing, Engineering, Office	Advanced Sensing and Computing	26,460	Leased
166 Boulder Drive, Fitchburg, MA	Engineering, Office	Integrated Mission Systems	22,000	Leased
640 Lovejoy West, Ft. Walton Beach, FL	Engineering, Office	Advanced Sensing and Computing	11,226	Owned

PART II

ITEM 7.MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read this discussion together with our consolidated financial statements and related notes thereto included elsewhere in this Annual Report.
This discussion and other parts of this document include forward-looking statements such as those relating to our plans, objectives, expectations and beliefs, which involve risks, uncertainties and assumptions. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements and Information.” Actual results may differ materially from those contained in any forward-looking statements.
Business Overview and Considerations
General
DRS is a leading provider of defense products and technologies that provide battlefield superiority today while shaping the battlefield of tomorrow for the U.S. military and our allies abroad. We offer a broad portfolio of products and services in our core technologies including advanced sensing, electronic warfare (“EW”) and cyber, network computing, communications, force protection, and electrical power conversion and propulsion. Our leadership positions in these markets have created a foundational base of programs within the DoD that has yielded five straight years of organic revenue growth. We believe these technologies will not only support our Armed Services in today’s mission but will also underpin the DoD’s strategy to migrate towards more autonomous, dynamic, interconnected, and multi-domain capabilities needed to win in tomorrow’s battlefield. We expect that the DoD’s focus on effectively countering growing peer threats from China and Russia while simultaneously pursuing a counter-terrorism strategy against asymmetrical organizations and actors will increase its reliance on the core technologies that DRS provides, reinforcing our position in our high growth markets.
Our overall strategy is to be a balanced and diversified company, less vulnerable to any one budgetary platform or service decision with a specific focus on establishing strong technical and market positions in areas of priority for the Department of Defense (“DoD”). The DoD is our largest customer and, for the years ended December 31, 2021 and 2020, accounted for approximately 86% and 84%, respectively, of our business as an end-user, with revenues principally derived directly or indirectly from contracts with the U.S. Army and U.S. Navy, which represented 38% and 31%, and 43% and 32%, respectively, of our total revenues for the years ended December 31, 2021 and 2020.
We use our technical capabilities, customer relationships and product quality to drive our financial performance, evidenced by a 10% CAGR in revenue from the year ended December 31, 2017 through the year ended December 31, 2021, which drove our annual revenue to $2.9 billion for the year ended December 31, 2021. During the same period, net earnings improved by $245 million to $154 million, our operating earnings grew $187 million to $236 million, and our Adjusted EBITDA grew $129 million to $310 million (CAGR of 14%). Adjusted EBITDA is a non-GAAP measure, see “—Key Financial and Operating Measures—Non-GAAP Financial Measures” below for a reconciliation of Adjusted EBITDA to net earnings.
Our operations and reporting are structured into the following two technology driven segments based on the capabilities and solutions offered to our customers:
Advanced Sensing and Computing
Our Advanced Sensing and Computing (“ASC”) segment is organized to provide equipment that enables the capture and communication of value battlefield information necessary to ensure our armed forces are equipped with real-time intelligence required to deliver enhanced decision making and execution in theater. From leading long-range sensing capabilities, expanding our reach, to rugged, trusted, and cyber resilient computing, our ASC products provide our customers with the ability to be successful in their mission.
Our ASC segment provides ground vehicle systems including third generation infrared, long-range threat detection, situational awareness, targeting and vehicle protection. Additionally, we offer a full complement of soldier systems, including next generation sensors, targeting systems and optics to improve infantry combat effectiveness. Our sensing technologies also support aircraft survivability through advanced two-color infrared sensors and our quantum cascade lasers which detect and protect aircraft from missile attacks.
In addition to our optical sensing systems, we utilize state of the art technology in EW and cyber systems to provide our customers integrated capabilities for multi-domain operations to supplement kinetic warfare. Our mounted and dismounted EW systems and intelligence solutions across a broad range of platforms bring world-class capability to our customers.
Our sensing capabilities are complemented by our network computing and communications products. We are the leading global supplier of battle management systems and mounted computing hardware for ground forces worldwide. For the U.S. and allied naval customers, we provide naval computing systems and networks, shipboard communications, radar, surface ship and submarine combat and command and control systems.
Integrated Mission Systems
Our Integrated Mission Systems (“IMS”) segment provides critical force protection, vehicle integration, transportation and logistics and electrical control, distribution and conversion, and ship propulsion systems to the U.S. military and allied forces. As the U.S. military continues to defend our national security interests across the globe, our technologies and systems help protect U.S. forces and assets against increasingly sophisticated and proliferating threats. Our force protection systems, including solutions for counter-unmanned aerial systems, short-range air defense systems and active protection systems used to defend ground combat vehicles help protect service members and military assets from these growing threats, highlighted by the recent deployment of the Mission Equipment Package (“MEP”) for the Maneuver Short-Range Air Defense (“M-SHORAD”) program by the U.S. Army.
We also provide power control, distribution, conversion and propulsion systems for the U.S. Navy’s top priority shipbuilding programs, including the Columbia Class ballistic missile submarine, the first modern U.S. electric drive submarine as well as other advanced equipment to the U.S. Navy, U.S. Coast Guard, and international navies including hybrid electric drive propulsion systems, energy storage, gas turbine packages, nuclear instrumentation and controls, and thermal management and refrigeration equipment.
Current and future platforms require more power than before as a result of the advancement of directed energy weapons, increased on-board computing, and increased sensing. As a result, these platforms must be able to adapt their propulsion to the situation around them, increase their stealth in a threatened environment, or speed to the objective if unthreatened. Our IMS segment provides technologies that fulfill these needs for power and have developed propulsion for various platform types. For example, as the U.S. Navy fleet grows, we expect that it will require new forms of integrated power systems. Our electrical drive technology provides the ability to direct energy to these evolving needs and adapt propulsion based on an evolving threat situation. These capabilities can also be used on unmanned platforms. As a leading provider of next-generation electrical propulsion components and systems for the U.S. Navy, we believe DRS has the technology to provide electrical power capabilities to service the future fleet’s needs.
Focus on Customer and Execution
DRS and its employees focus on our end-customers – the men and women of the armed forces in the U.S. and its allies. We seek to provide high-quality equipment and services to support their mission success. We strive for excellence in everything we do, in every job in our Company, in order to satisfy our customers’ needs embedded in our contractual commitments. We seek to ensure that we learn from every lesson experienced in our Company and insist that these lessons affect all elements of our businesses. This approach permeates through the Company with a focus on continuous improvement at every level.
Part of this learning has resulted in institutionalizing our continuous improvement process through our APEX program. The APEX program’s goal is to strive for continuous improvement through unification of our business practices, tools and metrics, ongoing employee training and innovation. We believe that excellence is not a destination, but by constantly challenging ourselves to be better, we will improve, and ultimately approach excellence. We challenge ourselves to exceed our customers’ expectations and we partner with them to work to ensure that our execution meets their needs.
Continuous improvement, through the APEX program also allows us to improve our efficiency, which contributes to increased margins, helps us to remain competitive and allows us to make strategic investments, all while maintaining our focus on customer satisfaction. In these elements, our goals are aligned with those of our customers. We are humbled by the dedication and sacrifice that our ultimate customers have made to serve and we work to perform for them with excellence in everything we do.
Impacts of COVID-19 On Our Business
The coronavirus (COVID-19) pandemic has caused significant disruptions to national and global economies and government activities since March 2020. We continue to closely monitor COVID-related impacts on all aspects of our business and geographies, including on our workforce, supply chain and customers.
The United States has taken several steps to respond to the pandemic. On September 9, 2021, President Biden announced a COVID-19 action plan, including an executive order, the Safer Workforce Task Force guidance issued on September 24, 2021 and the DoD’s Force Health Protection guidance. This executive order and guidance (as amended) contained a clause that required covered federal contractors and subcontractors to implement federally required vaccine mandates. This clause was implemented into several of our applicable federal contracts. In light of certain of certain court orders, however, the office of Management and Budget has stated that the U.S Government will not take action to enforce this clause until further notice. If ultimately upheld, this federal contract requirement may impact several of our contracts. We are continuing to evaluate these evolving requirements, especially as our customers determine when and how to implement the potential contractual requirements. We cannot at this stage predict the various impacts they may have on our workforce, our suppliers, or our company. These evolving government requirements, along with broader impacts of the continuing pandemic, could impact our workforce and performance, as well as those of our suppliers.
The proactive management to mitigate the impact of COVID-19 has enabled our business to remain operational. However, we incurred an additional $7 million of expenditures from January 1, 2021 thru December 31, 2021, related to ensuring a safe work environment for our employees. This is in addition to $12 million of expenditures incurred from March 1, 2020 through December 31, 2020. These costs included paid leave, personal protective equipment and other cleaning measures, facility filtration systems and social and physical distancing efforts, including the use of zones and subzones for manufacturing facilities to implement quarantining protocols. Costs to combat the COVID-19 pandemic have been excluded from our Adjusted EBITDA results. See “—Key Financial and Operating Measures—Non-GAAP Financial Measures.”
We continue to review our mitigation efforts to respond to the changing COVID-19 environment, and are engaged in planning and adapting to a future workforce for when there is a return to normalcy.
Business Environment
Revenues derived directly, as a prime contractor, or indirectly, as a subcontractor, from contracts with the U.S. government represented 86%, 84% and 89% of our total revenues for the years ended

December 31, 2021, 2020 and 2019, respectively. Our U.S. government sales are highly concentrated within our DoD customers, which made up the overwhelming majority of our U.S. government revenue for the year ended December 31, 2021 and are principally derived directly or indirectly from contracts with the U.S. Army and U.S. Navy, which represented 38% and 31%, respectively, of our total revenues for the year ended December 31, 2021. Therefore, our revenue is highly correlated to changes in U.S. government spending levels, especially within the DoD.
President Biden’s administration has identified the key threats America faces, which emanate from great powers and regional adversaries, and also from non-state actors and extremists, as further described in Part I, Item I, “Business” in this Annual Report. We believe the DoD priorities, the FY2022 budget request, authorization and appropriations bills align with DRS’ product offerings and our ability to innovate our core technology and investment focus.
In addition to the U.S. market, DRS has important positions internationally in the Middle East, U.K., Australia, Korea and Taiwan in areas such as Tactical Battlefield Management Systems, Thermal Weapons Sites, Combat Aircraft Training and Power and Propulsion programs, among others.

Year Ended December 31, 2021

Key Financial and Operating Measures
Overview
We measure our business using both key financial and operating data including key performance indicators (“KPIs”) and non-GAAP financial measures and use the following metrics to manage our business, monitor results of operations and ensure proper allocation of capital: (i) Revenue, (ii) Bookings, (iii) Backlog, (iv) Adjusted EBITDA, (v) Adjusted EBITDA Margin, (vi) Adjusted Earnings Per Share (“EPS”), (vii) Leverage Ratio, and (viii) Free Cash Flow. We believe that these financial performance metrics represent the primary drivers of value enhancement, balancing both short and long-term indicators of increased shareholder value. These are the metrics we use to measure our results and evaluate our business and related contract performance. See “—Results from Operations” for further detail.
Financial and Operating Data

	Year Ended Year Ended December 31,
(Dollars in millions, except per share amounts)	2021		2020	2019
Total revenues	$2,879		$2,778	$2,714
Bookings	2,595		3,055	2,923
Backlog	2,861		3,291	2,844
Adjusted EBITDA(1)	310		268	234
Adjusted EBITDA Margin(1)	10.8%		9.6%	8.6%
Adjusted EPS(1)(2)	$1.14		$0.73	$0.52
Leverage Ratio(1)	0.5	x	0.9x	2.3x
Free Cash Flow(1)	$118		$74	$110
________________

(1)Note on non-GAAP financial measures: Throughout the discussion of our results of operations we use non-GAAP financial measures including Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EPS, Leverage Ratio and Free Cash Flow, as measures of our overall performance. Definitions and reconciliations of these measures to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP are included below.
(2)Gives effect to a 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021.
Bookings - We define bookings as the total value of contract awards received from the U.S. government for which it has appropriated funds and legally obligated such funds to the Company through a contract or purchase order, plus the value of contract awards and orders received from customers other than the U.S. government.
Backlog - We define Backlog to include the following components:
(1)Funded - Funded backlog represents the revenue value of orders for services under existing contracts for which funding is appropriated or otherwise authorized less revenue previously recognized on these contracts.
(2)Unfunded - Unfunded backlog represents the revenue value of firm orders for products and services under existing contracts for which funding has not yet been appropriated less funding previously recognized on these contracts.
The following table summarizes the value of our backlog, at the respective dates presented:
Backlog:

	December 31,
(Dollars in millions)	2021	2020	2019
Backlog:
Funded(1)	$2,510	$2,847	$2,547
Unfunded(1)	351	444	297
Total backlog(1)	$2,861	$3,291	$2,844
________________
(1)See Part I, Item 1A. “Risk Factors—Risks Relating to Our Business—We may not realize the full value of our total estimated contract value or bookings, including as a result of reduction of funding or cancellation of our U.S. government contracts, which could have a material adverse impact on our business, financial condition and results of operations” in this Annual Report.
Non-GAAP Financial Measures
We believe the non-GAAP financial measures presented in this document will help investors understand our financial condition and operating results and assess our future prospects. We believe these non-GAAP financial measures, each of which is discussed in greater detail below, are important supplemental measures because they exclude unusual or non-recurring items as well as non-cash items that are unrelated to or may not be indicative of our ongoing operating results. Further, when read in conjunction with our U.S. GAAP results, these non-GAAP financial measures provide a baseline for analyzing trends in our underlying businesses and can be used by management as a tool to help make financial, operational and planning decisions. Finally, these measures are often used by analysts and other interested parties to evaluate companies in our industry by providing more comparable measures that are less affected by factors such as capital structure.
We recognize that these non-GAAP financial measures have limitations, including that they may be calculated differently by other companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company. In order to compensate for these and the other limitations discussed below, management does not consider these measures in isolation from or as alternatives to the comparable financial measures determined in accordance with U.S.

GAAP. Readers should review the reconciliations below and should not rely on any single financial measure to evaluate our business.
We define these non-GAAP financial measures as:
Adjusted EBITDA and Adjusted EBITDA Margin - We define Adjusted EBITDA as our net earnings before income taxes, amortization of acquired intangible assets, depreciation, restructuring costs, interest, deal related transaction costs, acquisition and divestiture related expenses, foreign exchange, COVID-19 response costs, non-service pension expenditures and other one-time non-operational events. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue. Adjusted EBITDA and Adjusted EBITDA Margin are not measures calculated in accordance with U.S. GAAP, and they should not be considered an alternative to any financial measures that were calculated under U.S. GAAP. Adjusted EBITDA and Adjusted EBITDA Margin are used to facilitate a comparison of the ordinary, ongoing and customary course of our operations on a consistent basis from period to period and provide an additional understanding of factors and trends affecting our business. Adjusted EBITDA and Adjusted EBITDA Margin are driven by changes in volume, performance, contract mix and general and administrative expenses and investment levels. Performance, as used in this definition, refers to changes in profitability and is primarily based on adjustments to estimates at completion on individual contracts. These adjustments result from increases or decreases to the estimated value of the contract, the estimated costs to complete the contract, or both. These measures therefore assist management and our board and may be useful to investors in comparing our operating performance consistently over time as they remove the impact of our capital structure, asset base and items outside the control of the management team and expenses that do not relate to our core operations. Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled non-GAAP measures used by other companies as other companies may have calculated the measures differently. The reconciliation of Adjusted EBITDA to net earnings is provided below:
Consolidated Entity Adjusted EBITDA Reconciliation:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Net earnings	$154	$85	$75
Income tax provision	46	27	20
Amortization of intangibles	9	9	9
Depreciation	49	44	42
Restructuring costs	5	12	20
Interest expense	35	64	65
Deal related transaction costs	5	9	—
Foreign exchange	1	1	—
COVID-19 response costs	6	12	—
Non-service pension expense	—	5	3
Other one-time non-operational events	—	—	—
Adjusted EBITDA	$310	$268	$234
Adjusted EPS – We calculate Adjusted EPS by excluding deal related transaction costs, acquisition and divestiture related expenses and COVID-19 response costs from our net earnings (loss) to arrive at Adjusted EPS. We believe that Adjusted EPS allows investors to effectively compare our core performance from period to period by excluding items that are not indicative of, or are unrelated to, results from our ongoing business operations such as our capital structure, significant non-cash expenses, the impacts of financing decisions on earnings, and items incurred outside the ordinary, ongoing and customary course of our business. Adjusted EPS has limitations as an analytical tool and does not represent, and should not be considered an alternative to basic or diluted EPS as determined in accordance with U.S. GAAP. The reconciliation of Adjusted EPS to U.S. GAAP EPS is shown below:
Consolidated Entity Reconciliation of Adjusted EPS:

	Year Ended December 31,
(Dollars in millions, except per share amounts)	2021	2020	2019
Net earnings	$154	$85	$75
Deal related transaction costs	5	9	—
COVID-19 response costs	6	12	—
Adjusted net earnings	$165	$106	$75
Basic EPS(1)	$1.06	$0.59	$0.52
Adjusted EPS (1)	$1.14	$0.73	$0.52
________________
(1)Gives effect to a 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021.
Leverage Ratio - We define our leverage ratio as total net debt divided by Adjusted EBITDA. Net debt includes debt related to financing lease obligations net of balance sheet cash and cash equivalents and related party note receivables.
The table below provides the calculation of the Leverage Ratio as of December 31, 2021, 2020 and 2019.

	Year End December 31,
(Dollars in millions)	2021		2020		2019
Long-term debt	$352		$374		$656
Short-term borrowings and current portion of long-term debt	41		53		56
Cash and cash equivalents	(240)		(61)		(85)
Related party note receivable	—		(115)		(100)
Total net debt	$153		$251		$527
Adjusted EBITDA	$310		$268		$234
Leverage Ratio	0.5	x	0.9	x	2.3	x
Free Cash Flow – We define free cash flow as the sum of the cash flows provided by operating activities and the cash flows provided by (used in) investing activities pertaining to capital expenditures and proceeds generated from the sale of capital assets.
We believe that free cash flow provides management and investors with an important measure of our ability to generate cash on a normalized basis. Free cash flow also provides insight into our flexibility to allocate capital and pursue opportunities that may enhance shareholder value. We believe that while expenditures and dispositions of property plant and equipment will fluctuate period to period, we seek to ensure that we have adequate capital on hand to maintain ongoing operations and enable growth of the business. Additionally, free cash flow is of limited usefulness, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact the measures do not deduct the payments required for debt service and other contractual obligations or payments. The reconciliation between free cash flow and net cash provided by operating activities (the most comparable U.S. GAAP measure) is shown below:

Consolidated Entity Reconciliation of Free Cash Flow:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Net cash provided by operating activities	$178	$125	$157
Capital expenditures	(60)	(56)	(55)
Proceeds from sales of assets	—	5	8
Free cash flow	$118	$74	$110
Factors Impacting Our Performance
U.S. Government Spending and Federal Budget Uncertainty
Changes in the volume and relative mix of U.S. government spending as well as areas of spending growth could impact our business and results of operations. In particular, our results can be affected by shifts in strategies and priorities on homeland security, intelligence, defense-related programs, infrastructure and urbanization and continued increased spending on technology and innovation, including cybersecurity, artificial intelligence, connected communities and physical infrastructure (for example, the potential impact for the Russia / Ukraine conflict). Cost-cutting and efficiency initiatives, current and future budget restrictions, spending cuts and other efforts to reduce government spending and shifts in overall priorities (for example, in response to the COVID-19 pandemic) could cause our government customers to reduce or delay funding or invest appropriated funds on a less consistent basis or not at all, and demand for our solutions or services could diminish. Furthermore, any disruption in the functioning of government agencies, including as a result of government closures and shutdowns, could have a negative impact on our operations and cause us to lose revenue or incur additional costs due to, among other things, our inability to maintain access and schedules for government testing or deploy our staff to customer locations or facilities as a result of such disruptions.
There is also uncertainty around the timing, extent, nature and effect of Congressional and other U.S. government actions to address budgetary constraints, caps on the discretionary budget for defense and non-defense departments and agencies, and the ability of Congress to determine how to allocate the available budget authority and pass appropriations bills to fund both U.S. government departments and agencies that are, and those that are not, subject to the caps. Additionally, budget deficits and the growing U.S. national debt, including as a result of legislative actions in response to the COVID-19 pandemic, may increase pressure on the U.S. government to reduce federal spending across all federal agencies, with uncertainty about the size and timing of those reductions. Furthermore, delays in the completion of future U.S. government budgets could in the future delay procurement of the federal government services we provide. A reduction in the amount of, or reductions, delays, or cancellations of funding for, services that we are contracted to provide to the U.S. government as a result of any of these impacts or related initiatives, legislation or otherwise could have a material adverse effect on our business and results of operations. See Part I. Item 1A. “Risk Factors—Risks Related to Our Business—Significant delays or reductions in appropriations for our programs and changes in U.S. government priorities and spending levels more broadly may negatively impact our business and could have a material adverse impact on our business, financial condition and results of operations” and Part I. Item 1A. “Risk Factors—Risks Related to Our Business—The COVID-19 pandemic and related impacts have had and are likely to continue to have an adverse impact on our business, financial condition and results of operations.” Please see also Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Overview and Considerations—Business Environment” in this Annual Report for further details on U.S. government spending’s impact on our business.
Operational Performance on Contracts
Revenue, earnings (margin) and the timing of our cash flows depend on our ability to perform on our contracts. When agreeing to contractual terms, our management team makes assumptions and projections about future conditions and events. The accounting for our contracts and programs requires assumptions and estimates about these conditions and events. These projections and estimates assess:
•the productivity and availability of labor;
•the allocation of indirect costs to labor and material costs incurred
•the complexity of the work to be performed;
•the cost and availability of materials and components; and
•schedule requirements.
If there is a significant change in one or more of these circumstances, estimates or assumptions, or if the risks under our contracts are not managed adequately, the profitability of contracts could be adversely affected. This could affect earnings and margin materially.
In particular, profitability can fluctuate predicated on the type of contract awarded. Typically fixed-price development programs on complex systems represent a higher risk profile to complete on-budget. To the extent our fixed-price development efforts create a larger portion of our revenue output, this may result in reduced operating margins given the higher risk profile. The following represents the impact that changing certain of our estimates, particularly those regarding our fixed-price development programs, would have had have on our revenues:
Impact of Change in Estimates on our Revenue Results

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Revenue	$(34)	$(77)	$(55)
Total % of Revenue	1%	3%	2%
Additionally, the timing of our cash flows is impacted by the timing of achievement of billable milestones on contracts. Historically, this has resulted and could continue to result in fluctuations in working capital levels and quarterly free cash flow results. As a result of such quarterly fluctuations in free cash flow results, we believe that quarter-to-quarter comparisons of our results of operations may not necessarily be meaningful and should not be relied upon as indicators of future performance.
Regulations
Increased audit, review, investigation and general scrutiny by U.S. government agencies of performance under government contracts and compliance with the terms of those contracts and applicable laws could affect our operating results. Negative publicity and increased scrutiny of government contractors in general, including us, relating to government expenditures for contractor services and incidents involving the mishandling of sensitive or classified information as well as the increasingly complex requirements of the DoD and the United States intelligence community, including those related to cybersecurity, could impact our ability to perform in the markets we serve.
International Sales
International revenue, including foreign military sales, foreign military financing, and direct commercial sales, accounted for approximately 5%, 8% and 4% of our revenue for the years ended December 31, 2021, 2020 and 2019., respectively. Since our focus is primarily with the DoD and our investments are focused as such, we anticipate that international sales will continue to account for a similar percentage of revenue in the future. We remain subject to the spending levels, pace and priorities of the U.S. government as well as international governments and commercial customers, and to general economic conditions that could adversely affect us, our customers and our suppliers.

Additionally, some international sales may expose us to foreign exchange fluctuations and changing dynamics of foreign competitiveness based on variations in the value of the U.S. dollar relative to other currencies. The impact of those fluctuations is reflected throughout our Consolidated Financial Statements, but in the aggregate, did not have a material impact on our results of operations for the years ended December 31, 2021, 2020 and 2019.
Acquisitions & Divestitures
We consider the acquisition of businesses and investments that we believe will expand or complement our current portfolio and allow access to new customers or technologies. We also may explore the divestiture of businesses that no longer meet our needs or strategy or that could perform better outside of our organization.
During the third quarter of 2021 the Company acquired substantially all the assets of Ascendant Engineering Solutions (AES), an advanced gimbal producer located in Austin, TX. The purchase closed on July 28, 2021 for a purchase price of $11 million with an additional $5 million payable upon the achievement of certain financial and operational targets.
AES designs, develops and manufactures high-performance, stabilized, multi-sensor gimbal systems for the growing market of Group 1, 2 and 3 unmanned aerial systems (UAS) serving several branches of the DoD. The company is focused on gimbal payload opportunities in strategic U.S. government programs including those intended to counter current and next-generation anti-access and area-denial systems. We believe this acquisition enables the integration of our own Electro-Optical and Infrared systems with the gimbals of AES and is a strategic investment, offering an integrated solution for our customers in the market for lightweight military platforms including small unmanned aerial systems. The acquisition has been accounted for as a business combination and has been integrated into our Advanced Sensing and Computing segment.
On March 21, 2022, the Company entered into a definitive agreement to sell its Global Enterprise Solutions (GES) business to SES Government Solutions, Inc., a wholly-owned subsidiary of SES S.A., for $450 million in cash, which was completed on August 1, 2022. GES, which was part of the ASC segment, provides commercial satellite communications to the U.S. Government and delivers satellite communications and security solutions to customers worldwide. SES S.A. has guaranteed the payment of the purchase price and performance of all other obligations of SES Government Solutions, Inc. under the agreement.
Components of Operations
Revenue
Revenue consists primarily of product related revenue, generating 87% ,87% and 82% of our total revenues for the periods ended December 31, 2021, 2020 and 2019, respectively. The remaining revenue is generated from service related contracts. Additionally, 87%, 87% and 86% of our revenue generation for December 31, 2021, 2020 and 2019, respectively, is derived from firm-fixed priced contracts. For a firm-fixed price contract, customers agree to pay a fixed amount, negotiated in advance, for a specified scope of work. Revenue on fixed price contracts is generally recognized over time using costs incurred to date relative to total estimated costs at completion to measure progress toward satisfying our performance obligations. Incurred costs represent work performed that corresponds with and thereby best depicts the transfer of control to the customer.
Under flexibly priced contracts, which consists of 13%,13% and 14% of our total revenues for December 31, 2021, 2020 and 2019, respectively, we are reimbursed for allowable or otherwise defined total costs (defined as cost of revenues plus allowable general and administrative expenses) incurred, plus a fee. The contracts may also include incentives for various performance criteria, including quality, timeliness, cost-effectiveness or other factors. In addition, costs are generally subject to review by clients and regulatory audit agencies, and such reviews could result in costs being disputed as non-reimbursable under the terms of the contract. Revenue for flexibly priced contracts are generally recognized as services are performed and are contractually billable.
Please refer to “Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” and “Note 2: Revenue from Contracts with Customers” in the Notes to our Consolidated Financial Statements.
Cost of Revenues
Cost of revenues includes materials, labor and overhead costs incurred in the manufacturing, design, and provision of products and services sold in the period as well as warranty costs. Material costs include raw materials, purchased components and sub-assemblies and outside processing and inbound freight. Labor and overhead costs consist of direct and indirect manufacturing costs, including wages and fringe benefits, operating supplies, depreciation and amortization, occupancy costs, and purchasing, receiving, inspection costs and inbound freight costs.
General and Administrative Expenses
General and administrative expenses include general and administrative expenses not included within cost of revenues such as salaries, wages and fringe benefits, facility costs and other costs related to these indirect functions. Additionally, general and administrative expenses include internal research and development costs as well as expenditures related to bid and proposal efforts.
Results from Operations
The following discussion of operating results is intended to help the reader understand the results of operations and financial condition of the Company, as well as individual segments, for the year ended December 31, 2021 as compared to the year ended December 31, 2020, and for the year ended December 31, 2020 compared to December 31, 2019. Given the nature of our business, we believe revenue and earnings from operations are most relevant to an understanding of our performance at a business and segment level. Our operating cycle is lengthy and involves various types of production contracts and varying delivery schedules. Accordingly, operating results in a particular year may not be indicative of future operating results.

	Year Ended December 31,			2021 vs. 2020 Variance		2020 vs. 2019 Variance
(Dollars in millions, except per share amounts)	2021	2020	2019	$	%	$	%
Total revenues	$2,879	$2,778	$2,714	$101	3.6%	$64	2.4%
Total cost of revenues	(2,332)	(2,284)	(2,255)	(48)	2.1%	(29)	1.3%
Gross profit	$547	$494	$459	53	10.7%	$35	7.6%
Gross margin	19.0%	17.8%	16.9%	1.2%	6.8%	0.9%	5.1%
General and administrative expenses	(293)	(283)	(277)	(10)	3.5%	(6)	2.2%
Amortization of intangibles	(9)	(9)	(9)	—	—%	—	—%
Other operating expenses, net	(9)	(21)	(10)	12	(57.1)%	(11)	110.0%
Operating earnings	$236	$181	$163	55	30.4%	$18	11.0%
Interest expense	(35)	(64)	(65)	29	(45.3)%	1	(1.5)%
Other, net	$(1)	(5)	(3)	4	(80.0)%	(2)	66.7%
Earnings before taxes	$200	$112	$95	88	78.6%	$17	NM
Income tax provision	46	27	20	19	70.4%	7	NM
Net earnings	$154	$85	$75	69	81.2%	$10	NM
Shares outstanding(1)	145	145	145	$—	—%	$—	—%
Basic EPS(1)	$1.06	$0.59	$0.52	$0.48	81.2%	$0.07	NM
Diluted EPS(1)	$1.06	$0.59	$0.52	$0.48	81.2%	$0.07	NM
Adjusted EPS (1)(2)	$1.14	$0.73	$0.52	$0.41	55.7%	$0.21	NM
Adjusted EBITDA(2)	$310	$268	$234	42	15.7%	34	14.5%
Adjusted EBITDA Margin(2)	10.8%	9.6%	8.6%	1.1%	11.6%	1.0%	11.9%
Backlog(2)	2,861	3,291	2,844	(430)	(13.1)%	447	15.7%
Total net debt	153	251	527	(98)	(39.0)%	(276)	(52.4)%
Leverage Ratio(2)	0.5x	0.9x	2.3x	(0.4x)	(44.4)%	(1.4x)	(62.2)%
Bookings(2)	2,595	3,055	2,923	(460)	(15.1)%	132	4.5%
Free cash flow(2)	$118	$74	$110	$44	59.5%	$(36)	(32.7)%
______________
NM- percentage change not meaningful
(1)Gives effect to a 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021.
(2)See Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Measures—Non-GAAP Financial Measures” above for definitions of these measures. Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Leverage Ratio, and free cash flow are non-GAAP measures. See Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Measures—Non-GAAP Financial Measures” above for reconciliations of these measures to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.
(3)See Part I. Item 1A. “Risk Factors—Risks Relating to Our Business—We may not realize the full value of our total estimated contract value or bookings, including as a result of reduction of funding or cancellation of our U.S. government contracts, which could have a material adverse impact on our business, financial condition and results of operations” in this Annual Report.

Year Ended December 31, 2021 Compared to the Years Ended December 31, 2020 and December 31, 2019
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Our operating results for the year ended December 31, 2021 are highlighted by our financial performance including strong margin expansion, free cash flow generation and continued revenue growth, all while we continuing to combat the impacts of the global pandemic. Revenue of $2,879 million for the year ended December 31, 2021 represented year over year growth of $101 million (3.6%) while our operating earnings and net earnings grew $55 million (30.4%) and $69 million (81.2%) from the year ended December 31, 2020, respectively. Along with our net earnings expansion, Adjusted EBITDA, one of our key operational evaluation metrics, increased $42 million, or 15.7%, from the prior year to $310 million, representing our third straight year of double digit Adjusted EBITDA growth. The Adjusted EBITDA growth drove Adjusted EBITDA margins to 10.8%, a 120 bps increase from 2020. Additionally we increased our cash generation by 59%. For more detailed operational explanations, please see financial analysis below. Our backlog of $2.9 billion at December 31, 2021 represents a a diversified, balanced portfolio supported by foundational programs strongly aligned in areas of, in our view, growing importance within the DoD budget priorities. Our backlog position is highlighted by the recent awards received on next generation Airborne Force Protection and Dismounted Soldier Sensing programs at our ASC segment, production contracts received to provide propulsion system and electrical components on the Columbia-class submarine and CVN Carrier Class programs at our IMS segment and our legacy positions within our ASC segment including our flagship Mounted Family of Computer Systems (“MFoCS”) ruggedized computing and battle management system, Global Access Network and naval network and hardware programs. We believe the performance on these and other programs within our portfolio will support continued revenue growth while the transition from development efforts to production will continue our trend of earnings growth and margin expansion.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Our operating results for the year ended December 31, 2020 are highlighted by another successful year of revenue growth and margin expansion despite COVID-19 related operational challenges throughout the year. Revenue of $2,778 million for the year ended December 31, 2020 represented year over year growth of $64 million (2.4%) while our operating earnings and net earnings grew $18 million (11.0%) and $10 million (13.3%) from the year ended December 31, 2019, respectively. Along with our net earnings expansion, Adjusted EBITDA, one of our key operational evaluation metrics, increased $34 million, or 14.5%, from the prior year to $268 million, representing our second straight year of double digit Adjusted EBITDA annual growth. The Adjusted EBITDA growth drove Adjusted EBITDA margins to 9.6%, a 1.0% increase from 2019. For more detailed operational explanations, please see financial analysis below.
In addition, our diversified, balanced portfolio supported by foundational programs with strong, visible backlog aligned in areas of, in our view, growing importance within the DoD budget priorities, resulted in remaining contract value of $3.3 billion, driven by our awards and positions on existing platforms. Our recent awards include supporting Counter Unmanned Aircraft Systems (“CUAS”) efforts with the U.S. Army and continued success in receiving next generation Force Protection and Dismounted Soldier Sensing programs with both the U.S. Army and U.S. Navy at our ASC segment. Our positions include providing propulsion systems components on the Columbia-class submarine at our IMS segment and our legacy positions on our Mounted Family of Computer Systems (“MFoCS”) and Global Access Network programs at our ASC segment. We believe these programs will support continued revenue and margin growth as programs transition from development efforts to production, continuing our trend of earnings growth and margin expansion.

Revenue
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
For the year ended December 31, 2021, Revenue increased by $101 million, or 3.6%, to $2,879 million from $2,778 million for year ended December 31, 2020. The revenue growth in 2021 was primarily due to an increase of $126 million at our IMS segment, driven by contracted efforts to provide the U.S. Army with Mission Equipment Packages to support mobile short range air defense capabilities ($158 million) and continued progress providing power conversion equipment and electrical components and systems to the U.S. Navy to support the CVN 80/81 carrier ($72 million) and Columbia Class programs ($36 million). The IMS revenue growth was partially offset by the completion of the urgent operational needs TROPHYTM APS program ($93 million) which realized significant production efforts in 2020. Offsetting the IMS results was a $18 million revenue decrease at our ASC segment attributed primarily to a reduction in naval electronics hardware programs and bandwidth demands on certain global network programs, partially offset by a ramp up of full-rate production efforts on next generation dismounted soldier targeting systems with the U.S. Army ($37 million).

Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Revenue increased by $64 million, or 2.3%, to $2,778 million for year ended December 31, 2020 from $2,714 million for year ended December 31, 2019. The revenue growth in 2020 was primarily due to an increase of $148 million at our ASC segment, driven by programs transitioning from development to production and increased deliveries in our Dismounted Soldier Sensing and Targeting Systems programs, resulting in a $109 million increase as compared to the prior year. The ASC segment also realized annual revenue expansion through progress on our recently awarded program to provide electric control systems for the U.S. Navy’s shipboard launch system ($22 million) and pilot training programs ($29 million). Additionally, the ASC segment continued progress in our Satellite & Network Communications programs and ruggedized maintenance support hardware programs contributed $28 million and $29 million, respectively, of incremental revenue as compared to 2019. These contributions were partially offset by certain naval common network services equipment programs in which we made strategic decisions to allocate capital in what we believe are more profitable opportunities. At our IMS segment, our continued market penetration on CUAS opportunities drove $28 million of incremental revenue during 2020 as compared to 2019. In addition, our recently awarded programs to provide power solutions on the CVN 80/81 carriers and logistics support equipment to the Israel Ministry of Defense contributed revenue of $14 million and $13 million, respectively. However, despite this success, our IMS revenue growth was more than offset by a decline of $160 million compared to 2019 attributable to accelerated deliveries of our TROPHY™ APS program in the prior year.
Cost of Revenues
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Cost of revenues increased $48 million, or 2.1%, from $2,284 million to $2,332 million for the year ended December 31, 2021, primarily due to the 3.7% increase in revenue as described above. The cost of revenues growth was favorably offset by improved program performance on certain of our development programs as they transition from development to production. The improved programmatic performance is highlighted by our electrical components and system programs with the U.S. Navy on the Columbia Class program. Despite the improved program performance however we did realize adjustments on cost at completion estimates which negatively impacted earnings with charges totaling 1% of revenue for the period ended December 31, 2021; see Note 2: Revenue from Contracts with Customers for further detail.

Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Cost of revenues increased $29 million, or 1.3%, from $2,255 million to $2,284 million for the year ended December 31, 2020, primarily due to increased revenue as described above. The cost of revenues growth was favorably offset by improved program mix, with our higher profit segment, ASC, driving the year over year revenue expansion as noted above. Please see “—Review of Operating Segments” below for further discussion. The favorable impact of program mix was partially offset by changes in estimates to complete certain development related programs at our IMS segment of $46 million and at our ASC segment of $19 million; see Note 2: Revenue from Contracts with Customers for further detail.
Gross Profit
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Gross profit increased $53 million, or 10.7%, from $494 million for the year ended December 31, 2020 to $547 million for the year ended December 31, 2021, primarily driven by revenue growth and favorable program performance, including the improved execution on the Columbia Class program efforts as noted above.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Gross profit increased $35 million, or 7.6%, from $459 million for the year ended December 31, 2019 to $494 million for the year ended December 31, 2020, primarily driven by revenue growth and favorable program mix as noted above, offset by the charges realized on development type programs at our IMS segment of $47 million and a reduction in the estimated amount of variable consideration related to certain claims on electronics programs with the U.S. Navy totaling $11 million.
General and Administrative Expenses
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
General and administrative expenses increased by $10 million, or 3.5%, from $283 million for the year ended December 31, 2020 to $293 million for the year ended December 31, 2021, resulting primarily from increases in discretionary investment of $7 million related to Independent Research and Development (IR&D). Additionally we realized a slight increase in General and Administrative spend driven by increased travel costs and medical expenses when compared to the prior year where we experienced a reduction in these costs as a result of the COVID-19 Pandemic. These costs were partially offset by a reduction in deal related transaction costs which peaked in 2020 with preparation for a potential public offering.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
General and administrative expenses increased by $6 million, or 2.2%, from $277 million for the year ended December 31, 2019 to $283 million for the year ended December 31, 2020, resulting from increases in discretionary investment of $9 million for both Independent Research and Development (IR&D) and Bid and Proposal (B&P) costs, as well as $9 million in expenses related to our planned initial public offering. These costs were partially offset by reductions in corporate, employee medical and travel expenditures related to certain of the impacts of COVID-19 on our business.
Other Operating Expenses, Net
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Other operating expenses decreased by $12 million to $9 million for the year ended December 31, 2021 from $21 million for the year ended December 31, 2020, mainly due to lower restructuring costs and a reduction in costs incurred in response to impacts of the COVID-19 pandemic. In total we incurred $7 million of expenditures related to COVID-19 from January 1, 2021 through December 31, 2021, compared to $12 million from March 1,2020 to December 31, 2020, to ensure a safe work environment for our employees. These costs included paid leave, personal protective equipment and other cleaning measures, and social and physical distancing efforts including the use of zones and subzones for manufacturing facilities. Please see “—Business Overview and Considerations—Impacts of COVID-19 On Our Business” for further details on COVID-19 impact on our business.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Other operating expenses increased by $11 million to $21 million for the year ended December 31, 2020 from $10 million for the year ended December 31, 2019, mainly due to costs incurred in response to impacts of the COVID-19 pandemic. In total we incurred $12 million of expenditures from March 1, 2020 through December 31, 2020 to ensure a safe work environment for our employees. These costs included paid leave, personal protective equipment and other cleaning measures, facility filtration systems and social and physical distancing efforts, including the use of zones and subzones for manufacturing facilities. Please see “—Business Overview and Considerations—Impacts of COVID-19 On Our Business” for further details on COVID-19 impact on our business.
Amortization of Intangibles
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Amortization of intangibles for the year ended December 31, 2021 of $9 million were consistent with the year ended December 31, 2020.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Amortization of intangibles for the year ended December 31, 2020 of $9 million were consistent with the year ended December 31, 2019.
Operating Earnings
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Operating earnings increased by $55 million to $236 million, or 30.4%, for the year ended December 31, 2021 from $181 million for the year ended December 31, 2020, driven by the increased revenue output and related contribution margin as well as improved program performance driven by improved performance at our IMS segment as noted above.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Operating earnings increased by $18 million to $181 million, or 11.0%, for the year ended December 31, 2020 from $163 million for the year ended December 31, 2019, driven by the increased revenue and related contribution margin resulting from our ASC segment noted above, offset by the aforementioned changes in estimates to complete at our IMS and ASC segments, which led to an increase in general and administrative expenses and other operating expenditures.
Interest Expense
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Interest expense decreased by $29 million to $35 million for year end December 31, 2021 from $64 million for the year ended December 31, 2020. The reduction in annual interest was primarily attributed to the $300 million of forgiveness of principal on our 7.5% Term Loan debt that occurred in December 2020. The weighted average interest rate on our revolving credit facility was 3.67% in 2021 compared to 4.36% in 2020. see Note 11: Debt for further detail.

Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Interest expense decreased by $1 million to $64 million for year end December 31, 2020 from $65 million for the year ended December 31, 2019. The reduction in annual interest was attributed to the lower interest rates on our variable rate borrowings. The weighted average interest rate on our revolving credit facility was 4.36% in 2020 compared to 5.93% in 2019.
Other, Net
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Other, net decreased to $1 million for the year ended December 31, 2021 from $5 million for the year ended December 31, 2020. This was primarily related to a loss realized on the termination on one of our international defined benefit pension plans recorded in the year ended December 31, 2020.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Other, net increased to $5 million for the year ended December 31, 2020 from $3 million for the year ended December 31, 2019. This was primarily related to a loss of the termination on one of our international defined benefit pension plans.
Earnings (Loss) Before Taxes
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Earnings before taxes increased by $88 million to $200 million for the year ended December 31, 2021 from $112 million for the year ended December 31, 2020. This was primarily due to increased operating earnings of $55 million, the reduction of $29 million in interest expenditures and a reduction in other, net costs of $4 million as described above.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Earnings (loss) before taxes increased by $17 million to $112 million for the year ended December 31, 2020 from $95 million for the year ended December 31, 2019. This was primarily due to increased operating earnings of $18 million, the reduction of $1 million in interest expenditures offset in part by the $2 million increase of other, net costs as described above.
Income Tax Provision (Benefit)
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Income tax provision increased by $19 million to $46 million for the year ended December 31, 2021 from $27 million for the year ended December 31, 2020. This was primarily due to an increase in earnings before taxes. Our effective tax rate for 2021 was 23.0% compared to 24.1% in 2020. The decrease in the effective tax rate is primarily attributable to a decrease in non-deductible costs in connection with planned deal related expenditures of $9 million incurred during 2020.
As of December 31, 2021 the Company had $28 million of Federal net operating loss carryforwards and $23 million of net tax credit carry-forwards that can be utilized to reduce approximately $30 million of future tax liabilities prior to their expiration commencing in 2025.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Income tax provision (benefit) increased by $7 million to $27 million for the year ended December 31, 2020 from $20 million for the year ended December 31, 2019. This was primarily due to an increase in earnings before taxes. Our effective tax rate for 2020 was 24.1% compared to 21.1% in 2019. The increase in the effective tax rate is primarily attributable to non-deductible costs in connection with our planned initial public offering of $9 million incurred during 2020.

As of December 31, 2020 the Company had $131 million of Federal net operating loss carryforwards and $23 million of net tax credit carry-forwards that can be utilized to reduce approximately $50 million of future tax liabilities prior to their expiration commencing in 2025.
Net Earnings
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Net earnings increased by $69 million to $154 million for the year ended December 31, 2021 when compared to the year ended December 31, 2020. This was driven by increased earnings before taxes of $88 million offset by an increased income tax provision of $19 million as described above.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Net earnings (loss) increased by $10 million to $85 million for the year ended December 31, 2020 when compared to the year ended December 31, 2019. This was driven by increased earnings before taxes of $17 million offset by increased in income tax provision of $7 million as described above..
Basic and Diluted EPS
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
For the year ended December 31, 2021, there were no changes in the number of basic and diluted shares. No equity awards were issued during such year. As of December 31, 2021 and 2020, there were 145,000,000 shares of common stock outstanding (after giving effect to a 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021), resulting in a basic and diluted EPS of $1.06 and $0.59 per share, respectively. The increase in EPS is attributed to the net earnings growth described above.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
For the year ended December 31, 2020, there were no changes in the number of basic and diluted shares. No equity awards were issued during such year. As of December 31, 2020 and 2019, there were 145,000,000 shares of common stock outstanding (after giving effect to a 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021), resulting in a basic and diluted EPS of $0.59 and $0.52 per share, respectively. The increase in EPS is attributed to the net earnings growth described above.
Adjusted EBITDA
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Adjusted EBITDA increased $42 million, or 15.7%, from $268 million for the year ended December 31, 2020 to $310 million for the year ended December 31, 2021, primarily due to the increased gross profit contribution attributed to revenue growth and favorable program performance improvements.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Adjusted EBITDA increased $34 million, or 14.5%, from $234 million for the year ended December 31, 2019 to $268 million for the year ended December 31, 2020, primarily due to the increased gross profit contribution attributed to revenue growth and favorable revenue mix.
Adjusted EBITDA Margin
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Adjusted EBITDA Margin increased 120 bps from 9.6% for the year ended December 31, 2020 to 10.8% for year ended December 31, 2021. This was primarily due to gross margin expansion attributable to favorable program performance realized at our IMS segment driven by our Columbia Class efforts as noted above.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Adjusted EBITDA Margin increased from 8.6% for the year ended December 31, 2019 to 9.6% for year ended December 31, 2020. This was primarily due to gross margin expansion attributable to favorable mix from increased revenues from our higher margin ASC segment.
Adjusted EPS
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
For the year ended December 31, 2021, there were no changes in the number of basic and diluted shares. No equity awards were issued during such year. As of December 31, 2021 and 2020, there were 145,000,000 shares of common stock outstanding (after giving effect to a 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021), resulting in adjusted EPS of $1.14 and $0.73 per share, respectively. The increase in EPS is attributed to the net earnings growth as compared to 2020.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
For the year ended December 31, 2020, there were no changes in the number of basic and diluted shares. No equity awards were issued during such year. As of December 31, 2020 and 2019, there were 145,000,000 shares of common stock outstanding (after giving effect to a 1,450,000-for-1 forward stock split on our common stock effected on February 25, 2021), resulting in adjusted EPS of $0.73 and $0.52 per share, respectively. The increase in EPS is attributed to the net earnings growth noted above as well as COVID-19 response expenses and IPO related expenditures incurred in 2020.
Backlog
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Backlog decreased by $(430) million, or (13.1)%, from $3,291 million as of December 31, 2020 to $2,861 million as of December 31, 2021. The backlog decrease was driven by our progress on our Naval Programs within our IMS segment. Please see “—Review of Operating Segments” below for a more detailed analysis.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Backlog increased by $447 million, or 15.7%, from $2,844 million as of December 31, 2019 to $3,291 million as of December 31, 2020. The backlog increase was driven by our IMS segment, primarily attributed to the receipt of multi-year funding awards received on our naval power and propulsion programs. Please see “—Review of Operating Segments” below for a detailed analysis.

Leverage Ratio
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
For year ended December 31, 2021, our leverage ratio decreased to 0.5x from 0.9x for the year ended December 31, 2020. This was driven by improved Adjusted EBITDA of $42 million as compared to 2020 and the reduction in our net debt of $98 million as compared to the prior year. The net debt reduction was a result of the free cash flow generated during the period less amounts paid to acquire the strategic acquisition of Ascendant Engineering Solutions, LLC (“AES”).

Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
For year ended December 31, 2020, our leverage ratio decreased to 0.9x from 2.3x for the year ended December 31, 2019. This was driven by improved Adjusted EBITDA of $34 million as compared to 2019 and the reduction in our net debt of $276 million as compared to the prior year. The net debt reduction was a result of the forgiveness of $300 million related party debt by US Holding and the repayment of certain related party debt obligations of $65 million, partially offset by the commencement of certain long-term finance leases and other financing obligations of $84 million.
Bookings
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Our business cycle is such that program allocated funding that supports our bookings is largely funded incrementally to support 12 - 15 months of revenue output, depending on the program. Throughout the fiscal years ended December 31, 2019 and 2020, we realized a surge in multi-year funding of programs that has impacted our bookings trend for the period ended December 31, 2021 but allows for our continued revenue growth. For the cumulative three-year period ended December 31, 2021 we have realized new awards totaling $8,573 million while generating revenue of $8,371 million a ratio of greater than 1:1. For the year ended December 31, 2021, we generated bookings of $2,595 million, 15.1% less than the $3,055 million realized during the year ended December 31, 2020. The decrease, as noted above, was anticipated as significant multi-year production awards were received during the year ended December 31, 2020. The multi-year production awards realized in 2020 includes the receipt of multi-year funding received on our naval power and propulsion programs to support the CVN 80/81 carriers program and production awards for next generation Dismounted Soldier Sensing and Airborne Force Protection programs with the U.S. Army, which reduced annual bookings by $210 million and $193 million respectively.

Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Bookings increased to $3,055 million, or 4.5%, for the year ended December 31, 2020 from $2,923 million for the year ended December 31, 2019. The increase was driven by significant awards in our IMS segment including the receipt of multi-year funding awards received on our naval power and propulsion programs to support the CVN 80/81 carriers program ($212 million). Additionally, our ASC segment received production awards for next generation Dismounted Soldier Sensing and Airborne Force Protection programs generating $30 million and $40 million of incremental bookings, respectively. This was offset by the significant TROPHY™ APS award received in 2019 ($195 million) that did not recur in 2020.
Free cash flow
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Free cash flow increased by $44 million, or 59.5%, to $118 million for the year ended December 31, 2021 from $74 million for the year ended December 31, 2020. This was primarily attributable to the increase in net earnings of $69 million realized during the period. The free cash flow contribution from net earnings was partially offset by an increase operating working capital relating to timing and the ongoing transition of development and the related contract asset liquidations.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Free cash flow decreased by $36 million, or 32.7%, to $74 million for the year ended December 31, 2020 from $110 million for the year ended December 31, 2019. This was primarily attributable to increases in operating working capital relating to timing and the ongoing transition of development programs to production.

Review of Operating Segments
The following is a discussion of operating results for each of our operating segments. We have elected to use Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, Bookings and Backlog to provide detailed information on our segment performance. Additional information regarding our segments can be found in Note 17: Segment information within the Consolidated Financial Statements.

	Year Ended December 31,			2021 vs. 2020 Variance		2020 vs. 2019 Variance
(Dollars in millions)	2021	2020	2019
Revenue:
ASC	$1,940	$1,958	$1,810	$(18)	(0.9)%	$148	8.2%
IMS	959	834	917	$126	15.1%	(84)	(9.1%)
Corporate & Eliminations	(20)	(14)	(13)	$(6)	42.9%	(1)	7.7%
Total revenue	$2,879	$2,778	$2,714	$102	3.7%	$64	2.3%
Adjusted EBITDA:
ASC	$220	$213	$169	$7	3.3%	$44	26.0%
IMS	90	55	63	35	63.6%	(8)	(12.7%)
Corporate & Eliminations	—	—	2	—	(100.0)%	(2)	NM
Total Adjusted EBITDA	$310	$268	$234	$42	15.7%	$34	14.5%
Adjusted EBITDA Margin:
ASC	11.3%	10.9%	9.3%	0.4%	4.2%	1.6%	17.2%
IMS	9.4%	6.6%	6.9%	2.8%	42.2%	(0.3%)	(4.3%)
Bookings:
ASC	$1,691	$2,019	$2,021	$(328)	(16.2)%	$(2)	(0.1%)
IMS	904	1,036	902	(132)	(12.7)%	134	14.9%
Total bookings	$2,595	$3,055	$2,923	$(460)	(15.1)%	$132	4.5%
Backlog:
ASC	$1,762	$2,066	$2,070	$(304)	(14.7)%	$(4)	(0.2)%
IMS	1,099	1,225	774	(126)	(10.3)%	451	58.3%
Total backlog	$2,861	$3,291	$2,844	$(430)	(13.1)%	$447	15.7%
Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020 and 2019
ASC
Revenue:
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
In total, ASC segment revenue decreased $18 million, or (1%), from $1,958 million for the year ended December 31, 2020 to $1,940 million for the year ended December 31, 2021. Though the segment realized revenue growth on the transition from development to production on our recently awarded Next Generation dismounted soldier targeting system ($37 million) and the continuation of providing upgraded vehicle sensing for the Bradley Fighting Vehicle ($16 million), both with the U.S. Army, this growth was offset by a reduction in Second Generation ground vehicle components with the U.S. Army of $18 million, reduced demand of certain computing hardware and antenna programs with the U.S. Navy of $17 million and $15 million, respectively. Additionally, we realized a decline in bandwidth awards on our Global Network programs with various DoD customers reducing revenue by $27 million as compared to the prior year.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
The revenue growth at our ASC segment was driven principally by programs transitioning from development to production and increased deliveries in our next generation dismounted Soldier Sensing and Targeting Systems programs, resulting in $109 million of additional revenue as compared to the prior year. Additionally newly awarded advanced combat networking hardware and ruggedized maintenance support programs contributed $41 million and $29 million of additional revenue, respectively. Our ASC segment also realized annual revenue expansion through progress on our recently awarded electronic control systems program for the U.S. Navy shipboard launch system ($22 million) and Pilot Training ($29 million) programs. This revenue growth was offset in part by lower Airborne Force Protection programs revenue resulting from the transition from our accelerated production efforts under the Urgent Operational Needs (“ONS”) program with the U.S. Navy in 2019 to development efforts to expand program capabilities in 2020, reducing revenue by $30 million. Additionally, a management decision to focus on program pursuits that better fit our strategic investment profile, lowered Naval common network services equipment by $64 million and lower throughput on antenna programs with the U.S. Navy of $16 million. In total, segment revenue increased $148 million, or 8.2%, from $1,810 million for the year ended December 31, 2019 to $1,958 million for the year ended December 31, 2020.
Adjusted EBITDA and Adjusted EBITDA Margin:
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
ASC’s Adjusted EBITDA increased by $7 million, or 3.3%, from $213 million for the year ended December 31, 2020 to $220 million for the year ended December 31, 2021. The EBITDA growth, contributed to the Adjusted EBITDA Margin increase from 10.9% for the year ended December 31, 2020 to 11.3% for the year ended December 31, 2021. The increase in Adjusted EBITDA is primarily attributed to the revenue increase noted above coupled with performance improvements in our electronic warfare, signal intelligence, computing hardware programs for the U.S. Navy’s shipboard launch systems and Bradley Ground vehicle sensing programs. Offsetting the improved program performance and revenue expansion is increased general and administrative costs driven primarily by increased investments in IR&D efforts to support the continued market position of the segment. The increased discretionary expenditures offset the margin expansion realized by improved program performance resulting in a slight increase in Adjusted EBITDA margin of 40 basis points to 11.3%.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
ASC’s Adjusted EBITDA increased by $44 million, or 26.0%, from $169 million for the year ended December 31, 2019 to $213 million for the year ended December 31, 2020. Adjusted EBITDA Margin increased from 9.3% for the year ended December 31, 2019 to 10.9% for the year ended December 31, 2020. This increase in Adjusted EBITDA is primarily attributed to the revenue increase noted above coupled with a favorable program mix with revenue growth in our higher margin program areas including pilot training and the reduction in revenue from our lower margin Naval common network services equipment by $64 million. These increases were offset in part by changes in our assumed recovery for certain requests for equitable adjustments in certain electronics programs with the U.S. Navy impacting EBITDA by $11 million. The favorable program mix and revenue growth in excess of general and administrative costs growth contributed to the Adjusted EBITDA margin expansion of 160 basis points to 10.9%.
Bookings:
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
ASC’s bookings decreased by $328 million, or 16.2%, from $2,019 million for the year ended December 31, 2020 to $1,691 million for the year ended December 31, 2021. The bookings reduction to the prior year is attributed to multi-year production awards realized on our Next Generation of Family of Soldier Sensing Systems and Airborne Missile Warning programs with the U.S. Army which resulted a reduction in bookings of $156 million and $37 million, respectively. Additionally the lower demand of ruggedized computing maintenance support programs with the U.S. Army attributed to the decease over the prior year. Our bookings continue to be highlighted by our foundational programs including follow-on awards received for our ruggedized computing and battle management systems with the U.S. Army

($138M), our Submarine hardware upgrade programs with the U.S. Navy ($100M) and our Global Network program awards with Special Operations Command (“SOCOM”) and the U.S. Army ($132 million). The bookings reduction was partially offset by the receipt of a Ground Vehicle Remote Weapon Sight program with the US Army ($57 million) and the Air Force decision to equip the Joint Strike Fighter (JSF) lot 15 with pilot training systems ($37 million).
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
ASC’s bookings decreased by $2 million, or 0.1%, from $2,021 million for the year ended December 31, 2019 to $2,019 million for the year ended December 31, 2020. Our bookings are highlighted by the continuance of our foundational programs including follow on Global Network program awards with Special Operations Command (“SOCOM”) and the U.S. Army and incremental funding on our MFoCS ruggedized computing hardware programs for $164 million and $180 million, respectively, and the Next Generation Thermal Weapon Sight and Limited Interim Warning System programs, which had significant bookings of $168 million and $74 million, respectively, an increase of $30 million and $67 million, respectively, compared to the prior year ended December 31, 2019. The bookings growth was more than offset by the previously disclosed transition from Airborne Force Protection ONS production awards received in 2019 to development programs resulting in a year over year bookings reduction of $72 million coupled with the strategic decision to focus our efforts and capacity on program pursuits that better fit our strategic investment profile, lowering our exposure to Naval common network services equipment by $37 million.
Backlog:
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
ASC’s backlog decreased by $304 million, or 14.7%, from $2,066 million for the year ended December 31, 2020 to $1,762 million for the year ended December 31, 2021. This was attributed to anticipated progress on the multi-year production awards received in 2020 for our Next Generation Soldier Sensing program with the U.S. Army.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
ASC’s backlog decreased by $4 million, or 0.2%, from $2,070 million for the year ended December 31, 2019 to $2,066 million for the year ended December 31, 2020. This was attributed to revenue slightly outpacing new bookings.

IMS
Revenue:
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
IMS revenue increased by $126 million, or 15%, from $834 million for the year ended December 31, 2020 to $959 million for the year ended December 31, 2021. The revenue increase was driven by contracted efforts to provide the U.S. Army with Mission Equipment Packages to support mobile short range air defense capabilities ($158 million) and continued progress providing power conversion equipment and electrical components and systems to the U.S. Navy to support the CVN 80/81 carrier ($72 million) and Columbia Class programs ($36 million). The IMS revenue growth was partially offset by the completion of the urgent operational needs TROPHYTM APS program ($93 million) which realized significant production efforts in 2020.

Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
IMS revenue decreased by $83 million, or 9%, from $917 million for the year ended December 31, 2019 to $834 million for the year ended December 31, 2020. This decrease was mostly attributed to the acceleration of $161 million of revenue on the APS program in 2019. Offsetting this decrease is incremental revenue generated from our recently awarded position on the Submarine Power Conversion program of $14 million and the receipt of our full rate production award for CUAS programs with the U.S. Army generating incremental $28 million of revenue as compared to 2019.
Adjusted EBITDA and Adjusted EBITDA Margin:
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
In total, IMS’s Adjusted EBITDA increased by $35 million, or 63.6%, from $55 million for the year ended December 31, 2020 to $90 million for the year ended December 31, 2021. Adjusted Margin increased 280 bps from 6.6% for the year end December 31, 2020 to 9.4% for the year ended December 31, 2021. This increase in Adjusted EBITDA and margin improvement was attributed to the revenue expansion coupled with improved program performance on fixed price development program efforts including submarine power and propulsion system components for the U.S. Navy’s Columbia Class Program which realized losses of $37 million in the period ended December 31, 2020 as compared to $3 million during the current year.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
IMS’s Adjusted EBITDA decreased by $8 million, or 12.2%, from $63 million for the year ended December 31, 2019 to $55 million for the year ended December 31, 2020. Adjusted Margin decreased from 6.9% for the year end December 31, 2019 to 6.6% for the year ended December 31, 2020. This decrease in Adjusted EBITDA and margin reduction was attributed to cost growth on fixed price development program efforts including submarine power and propulsion system components for the U.S. Navy impacting EBITDA margins by $37 million.
Bookings:
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Bookings as of December 31, 2021 were $904 million highlighted by the receipt of awards totaling $250 million for mission equipment packages for counter unmanned short range air defense and $140 million for electrical propulsion components for production efforts on the Columbia Class Program. The bookings decreased $(132) million, or 12.7%, from $1,036 million as of December 31, 2020 driven primarily to the prior year multi-year awards received in the prior year to support the CVN 80/81 carriers driving a reduction in annual bookings of $210 million.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Bookings increased by $134 million, or 14.9%, from $902 million as of December 31, 2019 to $1,036 million as of December 31, 2020. This increase was driven by awards received to support the CVN 80/81 carriers generating incremental bookings of $212 million as compared to the prior year. Further, our CUAS programs generated $19 million of additional awards as those programs transitioned from development into full rate production. These increases were largely offset by a reduction of awards received on our TROPHY™ APS programs of $195 million.

Backlog:
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Backlog decreased by $(126) million, or (10.3%), to $1,099 million for the year ended December 31, 2021 from $1,225 million for the year ended December 31, 2020. The backlog reduction is due primarily to progress on our awards to support the CVN 80/81 program ($85 million).
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Backlog increased by $451 million, or 58.3%, to $1,225 million for the year ended December 31, 2020 from $774 million for the year ended December 31, 2019. This was due to strong bookings driven principally by our awards to support the CVN 80/81 program ($212 million) and increased unfunded backlog on our submarine power and propulsion system components and other hybrid drive programs by $101 million..

Quarterly Results
The following table sets forth selected unaudited quarterly results of operations data for each of the eight quarters in the period ended December 31, 2021. This data should be read in conjunction with our audited Consolidated Financial Statements and related notes included elsewhere in this document. These quarterly operating results are not necessarily indicative of our operating results for a full year or any future period.

	2021				2020
(Dollars in millions, except per share amounts)	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Total revenues	$820	$720	$658	$681	$826	$719	$650	$583
Interest expense	8	9	9	9	15	17	17	15
Net earnings	58	35	32	29	47	15	13	10
Adjusted EBITDA(1)	100	70	69	71	117	56	45	50
Free cash flow(1)	271	61	48	(262)	339	1	43	(309)
_______________
(1)See Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Measures—Non-GAAP Financial Measures” above for definitions of these measures. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EPS, Leverage Ratio and free cash flow are non-GAAP measures. See Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Measures—Non-GAAP Financial Measures” above for reconciliations of these measures to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP.

Liquidity and Capital Resources
We endeavor to ensure the most efficient conversion of operating income into cash for deployment in our business and to maximize shareholder value through cash deployment activities. In addition to our cash position, we use various financial measures to assist in capital deployment decision-making, including cash provided by operating activities and free cash flow, a non-GAAP measure described in more detail below. We believe that the combination of our existing cash, access to credit facilities as described in Note 11: Debt and future cash that we expect to generate from our operations will be sufficient to meet our short and long-term liquidity needs. There can be no assurance, however, that our business will continue to generate cash flow at current levels or that anticipated operational improvements will be achieved. We may also pursue acquisitions or other strategic priorities that will require additional liquidity beyond the liquidity we generate through our operations. Our cash balance as of December 31, 2021 was $240 million compared to $61 million as of December 31, 2020.
The following table summarizes our cash flows for the periods presented:

	Year ended December 31,
(Dollars in millions)	2021	2020	2019
Net cash provided by operating activities	$178	$125	$157
Net cash provided by (used in) investing activities	39	(70)	(151)
Net cash used in financing activities	(38)	(80)	(1)
Effect of exchange rate changes on cash and cash equivalents	—	1	1
Net increase (decrease) in cash and cash equivalents	$179	$(24)	$6
Free cash flow(1)	$118	$74	$110
________________
(1)Free cash flow is a Non-GAAP measure. The reasons we use this Non-GAAP financial measure and its reconciliation to the most directly comparable U.S. GAAP financial measure is provided above under “Part II. Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial and Operating Measures—Non-GAAP Financial Measures.”
Year Ended December 31, 2021 Compared to the Years Ended December 31, 2020 and 2019
Operating Activities
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
We generated cash from operating activities of $178 million for the year ended December 31, 2021 as compared to $125 million for the year ended December 31, 2020. This increase was primarily attributed to increased Net Income driven by our improved profitability and reduction in interest related expenditures which was offset in part by an increase in working capital during the period. In total our changes in our assets and liabilities absorbed $65 million of cash for the year ended December 31, 2021 compared to $46 million for the year ended December 31, 2020. The growth in net assets is primarily attributed to investments in Contract Assets as of December 31, 2021 which resulted in a $71 million use of cash during the period. Additionally, we also generated higher accounts receivables driving a cash usage of $54 million. This increase in working capital was partially offset by a $42 million reduction in our inventory levels attributed to progress on certain sensor programs within our ASC segment.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
We generated cash from operating activities of $125 million for the year ended December 31, 2020 as compared to $157 million for the year ended December 31, 2019. This decrease was primarily attributed to an increase in working capital resulting from a reduction in our vendor payable obligations in December 31, 2020 as compared to the prior year. This resulted in cash usage of $58 million. Additionally, we also generated higher accounts receivables driving a cash usage of $35 million. This increase in working capital was partially offset by a $65 million reduction in contract assets in connection with the achievement of billable milestones on development type programs, including our APS program, which reduced contract assets by $60 million during the year. In addition to the contract asset reduction, we also decreased working capital through the social security payroll tax deferral offered as part of the COVID-19 relief efforts.
Investing Activities
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Investing activities generated $39 million of cash during the year ended December 31, 2021 as compared to $70 million usage during the year ended December 31, 2020. The $109 million improvement in investing cash inflows is attributed to the 2020 loan of $115 million issued to US Holding. The loan was repaid during the 2021 fiscal year and a subsequent loan was not issued in December 2021. In addition during the year ended December 31, 2021 we completed an acquisition for $11 million offsetting the increase from our other investing activities. See Note 1. Summary of Significant Accounting Policies for further detail on the Ascendant Engineering Solutions (AES) acquisition.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Investing activities used $70 million of cash during the year ended December 31, 2020 as compared to $151 million during the year ended December 31, 2019. The $81 million reduction in investing cash outflows is attributed to the 2019 loan of $100 million issued to US Holding. The loan was repaid during the 2020 fiscal year and a subsequent loan was issued totaling $115 million in December of 2020. The net cash outflow of the intercompany loans was $15 million in 2020 compared to $100 million in 2019.
Financing Activities
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Cash used in financing activities for the year ended December 31, 2021 and December 31, 2020 was $38 million and $80 million, respectively. Cash used in financing activities consisted of the $20 million payment of our 5.0% Daylight term loan and the repayment of other short term debt obligations of $12 million.
Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Cash used in financing activities for the year ended December 31, 2020 and December 31, 2019 was $80 million and $1 million, respectively. Cash used in financing activities increased primarily as a result of the principal payment of our 4% term debt of $50 million and $15 million of principal reduction of the Daylight Term Loan.
Free Cash Flow
Year Ended December 31, 2021 Compared With Year Ended December 31, 2020
Free cash flow increased by $44 million, or 59.5%, to $118 million for the year ended December 31, 2021 as compared to $74 million for the year ended December 31, 2020. This was primarily due to growth in net income and a reduction in Inventory of $42 million. This was partially offset by investments in our net asset position. See cash flows from operations for further detail.

Year Ended December 31, 2020 Compared With Year Ended December 31, 2019
Free cash flow decreased by $36 million, or 32.7%, to $74 million for the year ended December 31, 2020 as compared to $110 million for the year ended December 31, 2019. This was primarily due to growth in operating working capital driven from a reduction in accounts payable of $58 million and accounts receivable growth of $35 million year over year. This was largely offset by reduction in contract assets of $65 million as we completed development programs and transitioned them to production programs.

Material Cash Requirements
As of December 31, 2021, our material cash requirements were as follows:

	Payments Due by Period
(Dollars in millions)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Borrowings with related parties(1)	$246	$34	$212	$—	$—
Loans from banks	15	15	—	—	—
Operating leases	106	27	44	21	14
Finance leases and other(2)	246	15	30	28	173
Post-retirement obligations(3)	137	13	27	28	69
Purchase commitments(4)	815	683	98	13	21
Total	$1,565	$787	$411	$90	$277
________________
(1)Includes scheduled interest payments.
(2)Finance leases and other includes a build-to-suit, failed sale leaseback asset obligation of $48 million as of December 31, 2021. See Note 11: Debt of our Notes to Consolidated Financial Statements.
(3)Post-retirement obligations include those amounts we expect to pay out in benefits payments and are further explained in Note 12: Pension and Other Postretirement Benefits of our Notes to Consolidated Financial Statements.
(4)Purchase commitments include open purchase orders with vendors for which the Company is contractually obligated.

Off-Balance Sheet Arrangements
As of December 31, 2021 and 2020, we had no significant off balance sheet arrangements.

Critical Accounting Policies and Estimates
The following is not intended to be a comprehensive list of all of our accounting policies. Our significant accounting policies are more fully described in Note 1: Summary of Significant Accounting Policies to the Consolidated Financial Statements. In many cases, the accounting treatment of a particular transaction is dictated by accounting principles generally accepted in the United States of America. Other areas require management's judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and costs and expenses during the reporting period. Ultimately, actual amounts may differ from these estimates. We believe that critical accounting estimates have the following attributes: (1) they require management to make assumptions about matters that are uncertain at the time of the estimate; and (2) different estimates we reasonably could have used, or changes in the estimates that are reasonably likely to occur, that would have a material effect on our consolidated financial condition or results of operations.
We believe the following critical accounting policies contain the more significant judgments and estimates used in the preparation of our Consolidated Financial Statements.
•Revenue Recognition and Contract Estimates
•Reviews for Impairment of Goodwill and Long-Lived Assets
•Pension Assumptions
•Income Taxes

Revenue Recognition on Contracts and Contract Estimates
We recognize revenue from contracts with customers using the five-step model prescribed in ASC 606. Substantially all of our contracts are accounted for using the over time, cost-to-cost accounting method as determined by the ratio of cumulative costs incurred to date to estimated total contract costs at completion. We believe this is an appropriate measure of progress toward satisfaction of performance obligations as this measure most accurately depicts the progress of our work and transfer of control to our customers.
Revenue and cost estimates for substantially all over time contract performance obligations are reviewed and updated quarterly. Contract estimates are based on various assumptions to project the outcome of future events that can span multiple years. These assumptions include labor productivity and availability, the complexity of the work to be performed, the cost and availability of materials, the performance of subcontractors and the availability and timing of funding from the customer. Changes in estimates affecting sales, costs and profits are recognized in the period in which the change becomes known using the cumulative catch-up method. Under this method, the impact of the adjustment on profit recorded to date on a contract is recognized in the period the adjustment is identified. Revenue and profit in future periods of contract performance are recognized using the adjusted estimate. The aggregate impact of adjustments in contract estimates are $34 million, $77 million, and $55 million for 2021, 2020, and 2019, respectively. The changes in estimates are primarily attributed to changes in our firm-fixed-priced development type programs. As changes happen in the design to meet required specifications, those changes often result in changes to the overall profitability of the programs. Our contract reviews are conducted at least quarterly in which we incorporate our best estimate to complete the program known at that point in time.
For further discussion, see Note 2: Revenue from Contracts with Customers to the Consolidated Financial Statements.
Reviews for Impairment of Goodwill and Long-lived Assets
Goodwill represents the excess purchase price paid to acquire a business over the fair value of net assets acquired. We review goodwill for impairment annually at each of our reporting units or when changes in circumstances indicate that the carrying value may not be recoverable. Such circumstances include a significant adverse change in the business climate for one of our reporting units or a decision to dispose of a reporting unit or a significant portion of a reporting unit.
We use both qualitative and quantitative approaches when testing goodwill for impairment. When determining the approach to be used, we consider the current facts and circumstances of each reporting unit as well as the excess of each reporting unit’s estimated fair value over its carrying value based on our most recent quantitative assessments. Our qualitative approach evaluates the business environment and various events impacting the reporting unit including, but not limited to, macroeconomic conditions (e.g., impact of COVID-19), changes in the business environment and reporting unit-specific events. If, based on the qualitative assessment, we determine that it is more likely than not that the fair value of a reporting unit is greater than its carrying value, then a quantitative assessment is not necessary. However, if a quantitative assessment is determined to be necessary, we estimate the fair value of the reporting unit and compare that to its carrying value. To the extent the carrying value exceeds the fair value of a reporting unit, an impairment is recorded for the amount equal to this excess.
Our estimate of fair value is based primarily on the discounted projected cash flows of the underlying operations and requires the use of judgment by management. The process requires numerous assumptions, including the timing of work embedded in our backlog, our performance and profitability under our contracts, our success in securing future business and the appropriate risk adjusted interest rate used to discount the projected cash flows. Due to the variables inherent in our estimates of fair value, differences in assumptions may have a material effect on the result of our impairment analysis.

As of December 31, 2021 and 2020, we completed qualitative assessments for our reporting units that did not identify the need for further analysis. As a result, no impairments to goodwill were recorded.
Long-lived assets held for use, which primarily includes finite-lived intangible assets and property, plant and equipment, are evaluated for impairment whenever events or circumstances indicate that the undiscounted net cash flows to be generated by their use over their expected useful lives and eventual disposition are less than their carrying value. The long-term nature of these assets requires the estimation of their cash inflows and outflows several years into the future and only takes into consideration technological advances known at the time of the impairment test.
Pension Assumptions
Our defined-benefit pension and other post-retirement benefit costs and obligations depend on several assumptions and estimates. The key assumptions include interest rates used to discount estimated future liabilities and projected long-term rates of return on plan assets. The expected long-term rate of return is based on the market expectations at the beginning of the period for returns over the entire life of the related obligation. These retirement plan assumptions are based on our best judgment, including consideration of current and future market conditions. In the event any of the assumptions change, pension and other post-retirement benefit cost could increase or decrease. For further discussion about our retirement plan assumptions, see ‘
Note 12: Pension and Other Postretirement Benefits to the Consolidated Financial Statements.
Income Taxes
We account for income taxes under the asset and liability method in accordance with the accounting standard for income taxes. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Under this method, changes in tax rates and laws are recognized in income in the period such changes are enacted.
We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent results of operations. If we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount or would no longer be able to realize our deferred income tax assets in the future as currently recorded, we would make an adjustment to the valuation allowance which would decrease or increase the provision for income taxes.
The provision for federal, state, foreign and local income taxes is calculated on income before income taxes based on current tax law and includes the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provision differs from the amounts currently payable because certain items of income and expense are recognized in different reporting periods for financial reporting purposes than for income tax purposes.
We recognize liabilities for uncertain tax positions when it is more likely than not that a tax position will not be sustained upon examination and settlement with various taxing authorities. Liabilities for uncertain tax positions are measured based upon the largest amount of benefit that is greater than 50% likely to be realized upon ultimate settlement. We recognize interest and penalties related to uncertain tax positions in our income tax expense.
As of December 31, 2021 and December 31, 2020, we had gross deferred tax assets of $120 million and $154 million, respectively, and deferred tax asset valuation allowances of $10 million and $11 million, respectively. The deferred tax assets principally relate to benefit accruals, inventory obsolescence, tax benefit carryforwards and contract reserves. The deferred tax assets as of December 31, 2021 and

December 31, 2020 include $21 million and $39 million, respectively, related to tax benefit carryforwards associated with net operating losses.
Accounting Standards Updates (ASU)
See Note 1: Summary of Significant Accounting Policies to the Consolidated Financial Statements for information regarding accounting standards we adopted in 2021 and other new accounting standards that have been issued by the Financial Accounting Standards Board but are not effective until after December 31, 2021.

ITEM 8.FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm
To the Shareholder and Board of Directors
Leonardo DRS, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Leonardo DRS, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of earnings, comprehensive income, shareholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Estimation of costs to complete for certain long-term contracts
As discussed in Notes 1(D) and 2 to the consolidated financial statements, the Company recognizes revenues for the majority of contracts determined using the ratio of cumulative costs incurred to date to estimated total contract costs at completion. The accounting for long-term contracts involves estimation of the costs to complete a contract in order to accurately recognize the associated revenues. Developing the estimated total contract costs to complete a contract often requires judgment related to the nature and complexity of the work to be performed, subcontractor performance and the risk and impact of delayed performance.
We identified the assessment of the estimation of costs to complete for certain long-term contracts in the Integrated Mission Systems segment as a critical audit matter. The evaluation of the costs to complete for certain contracts required a high level of subjective auditor judgment, due to the nature and complexity of the work to be performed for these contracts, subcontractor performance and the risk and impact of delayed performance. Changes to the estimated costs to complete each contract could have a significant impact on the estimated revenues recorded during the period.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design of certain internal controls related to the estimation of costs to complete the selected long-term contracts. For certain contracts, we compared the Company’s historical estimates of costs to actual costs incurred to assess the Company’s ability to estimate accurately. Based on the nature of the individual contract, we evaluated the Company’s estimated costs to complete by:
•reading the underlying contract and related amendments to obtain an understanding of the contractual requirements and related performance obligations
•assessing costs incurred to-date compared to estimated total contract costs at completion and the relative progress toward satisfying the performance obligation(s) of the contract
•assessing, if relevant, the estimated costs to complete on similar or predecessor contracts and programs
•inquiring of financial and operational personnel of the Company to identify factors that should be considered within the estimated cost to complete or indications of potential management bias
•inspecting correspondence, if any, between the Company and the customer regarding actual to-date and expected performance
•analyzing the sufficiency of the Company’s assessment of contract performance risks included within the estimated costs to complete.

/s/ KPMG LLP
We served as the Company’s auditor from 2012 to 2022.
McLean, Virginia
March 28, 2022, except for notes 1A, 1T, 2, 7, 13, 15, 17, and 18, as to which the date is August 2, 2022

LEONARDO DRS, INC.
Consolidated Statements of Earnings

	Year Ended December 31,
(Dollars in millions, except per share amounts)	2021	2020	2019
Revenues:
Products	$2,505	$2,412	$2,220
Services	374	366	494
Total revenues	2,879	2,778	2,714
Cost of revenues:
Products	(2,067)	(2,000)	(1,904)
Services	(265)	(284)	(351)
Total cost of revenues	(2,332)	(2,284)	(2,255)
Gross profit	547	494	459
General and administrative expenses	(293)	(283)	(277)
Amortization of intangibles	(9)	(9)	(9)
Other operating expenses, net	(9)	(21)	(10)
Operating earnings	236	181	163
Interest expense	(35)	(64)	(65)
Other, net	(1)	(5)	(3)
Earnings before taxes	200	112	95
Income tax provision	46	27	20
Net earnings	$154	$85	$75

Net earnings per share from common stock:
Basic and diluted earnings per share:	1.06	$0.59	$0.52

See accompanying Notes to Consolidated Financial Statements.

LEONARDO DRS, INC.
Consolidated Statements of Comprehensive Income

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Net earnings	$154	$85	$75
Other comprehensive income (loss):
Foreign currency translation (loss) gain, net of income taxes	2	1	3
Net unrecognized gain (loss) on postretirement obligations, net of income taxes	10	22	(15)
Other comprehensive income (loss), net of income tax	12	23	(12)
Total comprehensive income	$166	$108	$63

See accompanying Notes to Consolidated Financial Statements.

LEONARDO DRS, INC.
Consolidated Balance Sheets

	December 31,
(Dollars in millions, except per share amounts)	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$240	$61
Accounts receivable, net	156	102
Contract assets	743	672
Inventories	205	247
Related party note receivable	—	115
Prepaid expenses	23	33
Other current assets	22	33
Total current assets	1,389	1,263
Noncurrent assets:
Property plant and equipment, net	364	355
Intangible assets, net	52	60
Goodwill	1,071	1,057
Deferred tax assets	56	87
Other noncurrent assets	137	134
Total noncurrent assets	1,680	1,693
Total assets	$3,069	$2,956
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$41	$53
Accounts payable	479	478
Contract liabilities	174	177
Other current liabilities	295	267
Total current liabilities	989	975
Noncurrent liabilities:
Long-term debt	352	374
Pension and other postretirement benefit plan liabilities	61	88
Other noncurrent liabilities	74	92
Total noncurrent liabilities	$487	554
Shareholder's equity:
Preferred Stock,$0.01 par value: 10,000,000 shares authorized; none issued	$—	$—
Common stock, $0.01 par value: 300,000,000 shares authorized; 145,000,000 shares issued and outstanding	1	1
Additional paid-in capital	4,633	4,633
Accumulated deficit	(2,983)	(3,137)
Accumulated other comprehensive loss	(58)	(70)
Total shareholder's equity	1,593	1,427
Total liabilities and shareholder's equity	$3,069	$2,956

See accompanying Notes to Consolidated Financial Statements.

LEONARDO DRS, INC.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Operating activities
Net earnings	$154	$85	$75
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	58	53	51
Deferred income taxes	31	30	12
Other	—	3	3
Changes in assets and liabilities:
Accounts receivable	(54)	(35)	9
Contract assets	(71)	65	(166)
Inventories	42	(38)	(36)
Prepaid expenses	10	(14)	(2)
Other current assets	12	3	3
Other noncurrent assets	19	22	19
Defined benefit obligations	(13)	(9)	(1)
Other current liabilities	28	30	(11)
Other noncurrent liabilities	(36)	(14)	(16)
Accounts payable	1	(58)	156
Contract liabilities	(3)	2	61
Net cash provided by operating activities	178	125	157
Investing activities
Capital expenditures	(60)	(56)	(55)
Business acquisitions, net of cash acquired	(14)	—	(4)
Proceeds from sales of assets	—	5	8
Net repayments received (advances) on related party note receivable	115	(15)	(100)
Cost method investment	(2)	(4)	—
Net cash provided by (used in) investing activities	39	(70)	(151)
Financing activities
Net (decrease) increase in third party borrowings (maturities of 90 days or less)	(18)	(11)	16
Repayment of related party debt	(950)	(1,170)	(895)
Borrowings from related parties	930	1,105	880
Other	—	(4)	(2)
Net cash used in financing activities	(38)	(80)	(1)
Effect of exchange rate changes on cash and cash equivalents	—	1	1
Net increase (decrease) in cash and cash equivalents	179	(24)	6
Cash and cash equivalents at beginning of year	61	85	79
Cash and cash equivalents at end of year	$240	$61	$85
Supplemental disclosure of non-cash investing and financing activities
Forgiveness of related party debt	$—	$300	$—
Additions of property plant and equipment and long-term debt for a build-to-suit lease	$—	$49	$—
See accompanying Notes to Consolidated Financial Statements.

LEONARDO DRS, INC.
Consolidated Statements of Shareholder’s Equity

(Dollars in millions, except per share amounts)	Common stock	Additional paid- in capital	Accumulated other comprehensive loss	Accumulated deficit	Total
Balance as of December 31, 2018	$1	$4,333	$(81)	$(3,297)	$956
Total comprehensive income (loss)	—	—	(12)	75	63
Balance as of December 31, 2019	1	4,333	(93)	(3,222)	1,019
Forgiveness of related party debt	—	300	—	—	300
Total comprehensive income	—	—	23	85	108
Balance as of December 31, 2020	1	4,633	(70)	(3,137)	1,427
Total comprehensive income	—	—	12	154	166
Balance as of December 31, 2021	$1	$4,633	$(58)	$(2,983)	$1,593
See accompanying Notes to Consolidated Financial Statements.

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Summary of Significant Accounting Policies
A.Organization
Leonardo DRS, Inc., together with its wholly owned subsidiaries (hereinafter, “DRS,” “the Company,” “us,” “our,” or “we”) is a supplier of defense electronics products, systems and military support services. The Company is controlled by Leonardo S.p.A (hereinafter, “Leonardo S.p.A.,” “the Parent”), an Italian multi-national aerospace, defense and security company headquartered in Rome, Italy, through its direct sole ownership of Leonardo US Holding, Inc. (“US Holding”). US Holding is the direct and sole shareholder of the Company.
DRS is a provider of defense products and technologies that are used across land, air, sea, space and cyber domains. Our diverse array of defense systems and solutions are offered to all branches of the U.S. military, major aerospace and defense prime contractors, government intelligence agencies, international military customers and industrial markets for deployment on a wide range of military platforms. We focus our capabilities in areas of critical importance to the U.S. military, such as sensing, electronic warfare (“EW”), network computing and communications, force protection and electrical power conversion and propulsion.
These capabilities directly align with our two reportable segments: Advanced Sensing and Computing and Integrated Mission Systems. The U.S. Department of Defense (“DoD”) is our largest customer and accounts for approximately 86% and 84% of our total revenues as an end-user for the years ended December 31, 2021 and 2020, respectively. Specific international and commercial market opportunities exist within these segments and comprise approximately 14% and 16% of our total revenues for the years ended December 31, 2021 and 2020. Our two reportable segments reflect the way performance is assessed and resources are allocated by our Chief Executive Officer, who is our chief operating decision maker (“CODM”).
Advanced Sensing and Computing (“ASC”)

The ASC segment provides sensing and computing systems and subsystem solutions to the U.S. military and allied nations focused on solving the most complex threat dynamics facing our service men and women today. We provide world class sensing products in all warfighting domains along with the computation systems to provide situational understanding.
Our technologies and products are deployed on nearly all military platforms across land, sea, air, cyberspace, and space on individual soldiers, ground vehicles, ships, aircraft, and satellites. We have market leading capabilities in electro-optic and infrared imaging, advanced lasers, electronic warfare and cyber, communications, and computing in these domains.

Integrated Mission Systems (“IMS”)

The IMS segment provides critical force protection, platform integration, transportation and logistics and power conversion and propulsion systems to the U.S. military and its allies. Our force protection systems provide much needed protection for our service members and military assets from evolving and proliferating threats and include advanced solutions for counter-unmanned aerial systems, short-range air defense systems and active protection systems on ground vehicles. Additionally, we provide power

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
conversion and propulsion systems for the U.S. Navy’s top priority shipbuilding programs, building on our legacy of providing power components and systems for nearly all naval combat vessels for three decades, positioning us to continue as a leading provider of electrical ship propulsion systems and components for the U.S. Navy and its allies.
Other
The Company separately presents the unallocable costs associated with corporate functions and certain non-operating subsidiaries of the Company as Corporate & Eliminations.
See Note 17: Segment Information for further information regarding our business segments.
B.Basis of presentation
The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of DRS, its wholly owned subsidiaries and its controlling interests. Interests in joint ventures that are controlled by the Company, or for which the Company is otherwise deemed to be the primary beneficiary, are consolidated. For joint ventures in which the Company does not have a controlling interest, but exerts significant influence, the Company applies the equity method of accounting. All intercompany transactions and balances have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to current year presentation.
C.Use of estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant of these estimates and assumptions relate to the recognition of contract revenues and estimated costs to complete contracts in process, recoverability of reported amounts of goodwill, long-lived assets and intangible assets, valuation of pensions and other postretirement benefits, the valuation of deferred tax assets and liabilities and the valuation of unrecognized tax benefits. Actual results could differ from these estimates.
D.Revenue Recognition
Our revenues consist of sales of products (tangible goods) and sales of services to customers. We recognize the majority of our revenue from contracts with customers using an over time, cost-to-cost method of accounting. On certain other contracts, primarily time and material (“T&M”) and cost-plus contracts, revenue is recognized using the right-to-invoice practical expedient as we are contractually able to bill our customer based on control transferred to the customer. See Note 2: Revenue from Contracts with Customers for additional information regarding revenue recognition.
E.Cost of Revenues
Cost of revenues includes materials, labor and overhead costs incurred in the manufacturing, design, and provision of products and services sold in the period as well as warranty costs. Material costs include raw materials, purchased components and sub-assemblies, outside processing and inbound freight costs. Labor and overhead costs consist of direct and indirect manufacturing costs, including wages and fringe benefits, operating supplies, depreciation and amortization, occupancy costs, and purchasing, receiving and inspection costs.
F.Research and Development Expenses
We conduct research and development (“R&D”) activities using our own funds (referred to as company-funded R&D or independent research and development (“IR&D”)) and under contractual arrangements with our customers (referred to as customer-funded R&D) to enhance existing products

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
and services and to develop future technologies. R&D costs include basic research, applied research, concept formulation studies, design, development, and related test activities. IR&D costs are allocated to customer contracts as part of the general and administrative overhead costs and generally recoverable on our customer contracts with the U.S. Government. Customer-funded R&D costs are charged directly to the related customer contract. Substantially all R&D costs are charged to cost of revenues as incurred. Company-funded R&D costs charged to cost of revenues totaled $48 million, $41 million and $31 million in 2021, 2020 and 2019, respectively.
G.Foreign Currency
Significant transactions in foreign currencies are translated into U.S. dollars at the approximate prevailing rate at the time of the transaction. Foreign exchange transaction gains and losses in 2021, 2020 and 2019 were immaterial to the Company's results of operations. The operations of the Company's foreign subsidiaries are translated from the local (functional) currencies into U.S. dollars using weighted average rates of exchange during each monthly period. The rates of exchange at each balance sheet date are used for translating certain balance sheet accounts and gains or losses resulting from these translation adjustments are included in the accompanying Consolidated Balance Sheet as a component of other comprehensive income.
H.Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, deposits with banks or other short-term, highly liquid investments with original maturities of three months or less.
I.Accounts Receivable
Accounts receivable consist of amounts billed and currently due from customers. When events or conditions indicate that amounts outstanding from customers may become uncollectible, an allowance is estimated and recorded. See Note 3: Accounts Receivable for additional information regarding accounts receivable.
J.Inventories
Inventories are recorded at the lower of cost (determined by either actual, weighted average or first-in, first-out methods) or net realizable value, and include direct production costs as well as indirect costs, such as factory overhead. The net realizable value is calculated as the expected sales price in the course of normal operations net of estimated costs to finish and sell the goods. See Note 4: Inventories for additional information regarding inventories.
K.Property, Plant and Equipment
Property, plant and equipment is carried at cost less accumulated depreciation. Depreciation is calculated on the straight-line method. The estimated useful lives of plant, machinery and equipment and building and building improvements generally range from 3 to 10 years and 15 to 40 years, respectively. Leasehold improvements are amortized over the shorter of the estimated useful life of the improvements or the remaining life of the lease.
When assets are retired or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the Consolidated Balance Sheet, and the net gain or loss is included in the determination of net earnings. Maintenance and repairs are charged to operations as incurred and renewals and improvements are capitalized. See Note 5: Property, Plant and Equipment for additional information regarding property, plant and equipment.
L.Goodwill
Goodwill represents the excess purchase price paid to acquire a business over the fair value of net assets acquired. Goodwill is assigned to reporting units and is reviewed for impairment at the reporting

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unit level on an annual basis, or whenever changes in circumstances indicate that the carrying amount may not be recoverable. A reporting unit is an operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by the segment manager. Two or more components of an operating segment may be aggregated and deemed a single reporting unit if the components have similar economic characteristics. Based upon the aggregation criteria the Company concluded it had seven reporting units at both December 31, 2021 and 2020.
The annual impairment test is typically performed after completion of the Company's annual financial operating plan, which occurs as of December 31. The Company uses quantitative assessments and qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If the optional qualitative assessment is performed (Step 0) and the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, an additional quantitative fair value test (Step 1) is performed. When performing the Step 1 goodwill impairment test, we compare the fair values of each of our reporting units to their respective carrying values. In order to compute the fair value of our reporting units, we primarily use the income approach based on the discounted cash flows that each reporting unit expects to generate in the future, consistent with our operating plans. Determining the fair value of our reporting units requires significant judgments, including the timing and amount of future cash flows, long-term growth rates, determination of the weighted-average cost of capital and terminal value assumptions. If, based on the quantitative fair value test, the Company concludes that the carrying value of the reporting unit exceeds its fair value, the Company will recognize a goodwill impairment loss in an amount equal to that excess. The Company completed impairment tests as of December 31, 2021, 2020 and 2019 and no adjustment to the carrying value of goodwill was deemed to be necessary. See Note 7: Goodwill for additional information regarding goodwill.
M.Long-Lived Assets and Acquired Identifiable Intangible Assets
Identifiable intangible assets represent assets acquired as part of the Company's business acquisitions and include customer and program/contract-related assets. The values assigned to acquired identifiable intangible assets are determined as of the date of acquisition based on estimates and judgments regarding expectations for the estimated future after-tax cash flows from those assets over their lives, including the probability of expected future contract renewals and revenues, all of which are discounted to present value.
The Company assesses the recoverability of the carrying value of its long-lived assets and intangible assets with finite useful lives whenever events or changes in circumstances indicate that the carrying amount of the assets or asset group may not be recoverable. If there are any indicators of impairment present, the Company then evaluates the recoverability of the potentially impaired long-lived assets and acquired identifiable intangible assets based upon expectations of undiscounted net cash flows from such assets. If the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset or asset group, a loss is recognized for the difference between the estimated fair value and the carrying amount of the assets. Assets to be disposed of, including those of discontinued operations, are reported at the lower of the carrying amount or fair value, less the costs to sell. See Note 5: Property, Plant and Equipment and Note 8: Intangible Assets for additional information regarding long-lived assets and intangible assets.
N.Derivative Financial Instruments
The Company does not use derivative financial instruments for trading purposes. All derivative instruments are carried on the Consolidated Balance Sheet as either assets or liabilities at fair value. The classification of gains and losses resulting from changes in the fair values of derivatives depends on the intended use of the derivative and its resultant designation. The Company had no significant derivative or hedging instruments during the years ended December 31, 2021, 2020 or 2019.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
O.Pension and Other Postretirement Benefits
The obligations for the Company's pension plans and postretirement benefit plans and the related annual costs of employee benefits are calculated based on several long-term assumptions, including discount rates for employee benefit liabilities, rates of return on plan assets, expected annual rates of salary increases for employee participants in the case of pension plans and expected annual increases in the costs of medical and other health care benefits in the case of postretirement benefit plans. These long-term assumptions are subject to revision based on changes in interest rates, financial market conditions, expected versus actual returns on plan assets, participant mortality rates and other actuarial assumptions, including future rates of salary increases, benefit formulas and levels, and rates of increase in the costs of benefits. Changes in these assumptions, if significant, can materially affect the amount of annual net periodic benefit costs recognized in the Company's results of operations from one year to the next, the liabilities for the pension plans and postretirement benefit plans and the Company's annual cash requirements to fund these plans. See Note 12. Pension and Other Postretirement Benefits for further information regarding our pension and postretirement plans.

P.Income Taxes
We and US Holding have entered into a Tax Allocation Agreement (“Tax Allocation Agreement”), dated as of November 16, 2020, with members of an affiliated group, as defined in Section 1504(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), members of one or more consolidated, combined, unitary or similar state tax groups and additional parties who are part of an “expanded affiliated group” for certain tax purposes. The agreement provides for the method of computing and allocating the consolidated U.S. federal tax liability of the affiliated group among its members and of allocating any state group tax liabilities among the state members for the taxable year ending December 31, 2021 and each subsequent year in which the parties are members of a group (whether federal or state). The agreement also provides for reimbursement of US Holding and/or DRS for payment of such tax liabilities, for compensation of any member for use of its “net operating loss” or “tax credits” in arriving at such tax liabilities and the allocation and payment of any refund arising from a carryback of net operating losses or tax credits from subsequent taxable years. Under the agreement, the parties have agreed to calculate and allocate their respective tax liabilities and other tax attributes for taxable years beginning with the first consolidated taxable year that included DRS (i.e., the taxable year ended December 31, 2008) as if the agreement was then in effect.
The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Income taxes as presented attribute deferred income taxes of US Holding to DRS in a manner that is systematic, rational and consistent with the asset and liability method and the governing Tax Allocation Agreement which allocates the tax liability amongst the entities, including DRS.
The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of DRS’ assets and liabilities and are adjusted for changes in tax rates and tax laws when such changes are enacted.
In general, the taxable income of DRS is included in the consolidated U.S. federal and state tax returns of US Holding. Where applicable, US Holding’s current portion of U.S. federal income taxes payable were offset against DRS’ net operating loss carryforwards in the period the related tax expense was recorded. Consequently, our net operating loss carryforwards are deemed to have been settled with US Holding in each year in an amount commensurate with the carrying value of the tax effected net operating loss utilized.

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If management determines that some portion or all of a deferred tax asset is not “more likely than not” to be realized, a valuation allowance is recorded as a component of the income tax provision to reduce the deferred tax asset to the amounts expected to be realized. In determining whether the Company’s deferred tax assets are realizable, management considers all evidence, both positive and negative, including the history of financial reporting earnings, existing taxable temporary differences and their projected reversals, as well as projected future income and tax planning strategies. We believe it is more likely than not that we will generate sufficient taxable income in future periods to realize our deferred tax assets, subject to the valuation allowances recognized.
The Company assesses its tax positions for all periods open to examination by tax authorities based on the latest available information. Those positions are evaluated to determine whether they will more likely than not be sustained upon examination by the relevant taxing authorities. Liabilities for unrecognized tax benefits are measured based on the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. These unrecognized tax benefits are recorded as a component of income tax expense. Interest and penalties related to unrecognized tax benefits are not material.
See Note 10: Income Taxes for additional information regarding income taxes.
Q.Earnings Per Share
Basic earnings per share (“EPS”) is computed by dividing net earnings by the weighted average number of shares of common stock outstanding during each period. The computation of diluted EPS includes the dilutive effect of outstanding stock-based compensation awards, only in periods in which such effect would have been dilutive for the period. In February 2021, the Company completed a forward stock split of 1-for-1,450,000 shares of common stock. The consolidated financial statements have been retroactively adjusted as necessary to reflect the forward stock split for all periods presented. There were 100 shares and 145.00 million basic and diluted common shares outstanding before and after the forward stock split, respectively, for all periods presented.
R.Fair Value Measurements
Fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant on the measurement date. We are required to maximize the use of observable inputs and minimize the use of unobservable inputs in measuring fair value, and to utilize a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. The three hierarchical levels used to measure fair value are as follows:
Level 1 — Quoted prices in active markets for identical assets or liabilities.
Level 2 — Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and inputs other than quoted prices that are directly or indirectly observable.
Level 3 — Significant inputs to the valuation model are unobservable.
In certain instances, fair value is determined through information obtained from third parties using the latest available market data. In obtaining such data from third parties, we have evaluated the methodologies used to develop the estimate of fair value in order to assess whether such valuations are representative of fair value. The Company categorizes plan assets for disclosure purposes in accordance with this fair value hierarchy. Certain plan investments are measured at fair value using the net asset value (“NAV”) per share (or its equivalent) practical expedient and are therefore not categorized as Level 1, 2, or 3. NAV is defined as the total value of the fund divided by the number of the fund’s shares outstanding. See Note 12: Pension and Other Postretirement Benefits for further information regarding our pension and postretirement plans.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
S.Financial Instruments
Our financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other current liabilities. Financial instruments are reported in the Consolidated Balance Sheet at carrying value, which other than the 7.5% Term loan due November 30, 2023, approximate fair value. See Note 11: Debt for further information regarding our debt.
T.Acquisitions, Investments, Variable Interest Entities and Divestitures
Acquisitions
Our consolidated financial statements include the operations of acquired businesses from the date of acquisition. We account for acquired businesses using the acquisition method of accounting, which requires that any assets acquired and liabilities assumed be measured at their respective fair values on the acquisition date. The accounting for business combinations requires the Company to make significant judgments and estimates. Any excess of the fair value of consideration transferred over the assigned values of the net assets acquired is recognized as goodwill.
During the third quarter of 2021 the Company acquired substantially all the assets of Ascendant Engineering Solutions (AES), an advanced gimbal producer located in Austin, TX. The purchase closed on July 28, 2021 for a purchase price of $11 million with an additional $5 million payable upon the achievement of certain financial and operational targets.
AES designs, develops and manufactures high-performance, stabilized, multi-sensor gimbal systems for the growing market of Group 1, 2 and 3 unmanned aerial systems (UAS) serving several branches of the DoD. The company is focused on gimbal payload opportunities in strategic U.S. government programs including those intended to counter current and next-generation anti-access and area-denial systems. We believe this acquisition enables the integration of our own Electro-Optical and Infrared systems with the gimbals of AES and is a strategic investment, offering an integrated solution for our customers in the market for lightweight military platforms including small unmanned aerial systems. The acquisition has been accounted for as a business combination and has been integrated into our Advanced Sensing and Computing segment.

Investments
Investments where we have the ability to exercise significant influence, but do not control, are accounted for under the equity method of accounting and are included in other noncurrent assets on our Consolidated Balance Sheet. Significant influence typically exists if we have a 20% to 50% ownership interest in the investee. Under this method of accounting, our share of the net earnings or losses of the investee is included in operating profit in other income, net on our Consolidated Statements of Earnings (Loss) since the activities of the investee are closely aligned with the operations of the business segment holding the investment. We evaluate our equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may be impaired. If a decline in the value of an equity method investment is determined to be other than temporary, a loss is therefore recorded during the current period. See Note 13: Equity Method Investments for further information regarding our equity method investments.
The Company’s cost method investment consists of an investment in a private company in which we do not have the ability to exercise significant influence over its operating and financial activities. Management evaluates this investment for possible impairment quarterly.
Variable Interest Entities
The Company occasionally forms joint ventures and/or enters into arrangements with special purpose limited liability companies for the purpose of bidding and executing on specific projects. The Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
analyzes each such arrangement to determine whether it represents a variable interest entity (“VIE”). If the arrangement is determined to be a VIE, the Company assesses whether it is the primary beneficiary of the VIE and if it is, consequently required to consolidate the VIE. The Company did not have any investment in VIEs as of December 31, 2021 or 2020.
U.New Accounting Pronouncements
Recently Adopted Accounting Pronouncements
Changes to Disclosure Requirements for Defined Benefit Plans
In August 2018, the FASB issued ASU 2018-14, Compensation - Retirement Benefits - Defined Benefit Plans - General (Subtopic 715-20): Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans. Specifically, the amendment removes disclosure requirements for amounts classified in accumulated other comprehensive income expected to be recognized over the next year and the effects of a one-percentage-point change in the assumed health care cost trend rate on service cost, interest cost and the benefit obligation for postretirement benefits. The amendment also requires additional disclosure around weighted-average interest crediting rates for cash balance plans, a narrative description of the reasons for significant gains and losses, and an explanation of any other significant changes in the benefit obligation or plan assets. The adoption of the standard as of January 1, 2021 did not have a material impact on our consolidated financial statements.
Simplifying the Accounting for Income Taxes
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes which removes certain exceptions to the general principles in Topic 740 for: recognizing deferred taxes for investments, performing intra-period allocations and calculating taxes in interim periods. The amendments also improve consistent application of and simplify U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The standard is effective for fiscal years beginning after December 15, 2020. The adoption of the standard as of January 1, 2021 did not have a material impact on our consolidated financial statements.

Accounting Guidance Issued but Not Yet Adopted as of December 31, 2021:
Government Assistance
In November 2021, the FASB issued ASU 2021-10, Government Assistance (Topic 832): Disclosure by Business Entities about Government Assistance which requires certain disclosures to be included with respect to the types of assistance, the accounting for the assistance as well as the effect on the financial statements of the assistance. The purposes of the ASU is to increase transparency and eliminate disparity of accounting for and reporting of the receipt of government assistance. The standard is effective for fiscal periods beginning after December 15, 2021. The Company does not expect the adoption to have a material impact on our disclosures.
Note 2. Revenue from Contracts with Customers
The Company recognizes revenue for each separately identifiable performance obligation in a contract representing an obligation to transfer a distinct good or service to a customer. In most cases, goods and services provided under the Company’s contracts are accounted for as single performance obligations due to the complex and integrated nature of our products and services. These contracts generally require significant integration of a group of goods and/or services to deliver a combined output. In some contracts, the Company provides multiple distinct goods or services to a customer. In those cases, the Company accounts for the distinct contract deliverables as separate performance obligations and allocates the transaction price to each performance obligation based on its relative standalone selling price, which is generally estimated using cost plus a reasonable margin. We classify revenues as

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
products or services on our Consolidated Statements of Earnings based on the predominant attributes of the performance obligations. While the Company provides warranties on certain contracts, we typically do not provide for services beyond standard assurances and therefore do not consider warranties to be separate performance obligations. Typically we enter into three types of contracts: fixed-price contracts, cost-plus contracts and T&M contracts (cost-plus contracts and T&M contracts are aggregated below as flexibly priced contracts). The majority of our total revenues are derived from fixed-price contracts; refer to the revenue disaggregation disclosures that follow.
For fixed-price contracts, customers agree to pay a fixed amount, negotiated in advanced for a specified scope of work.
For cost-plus contracts typically we are reimbursed for allowable or otherwise defined total costs (defined as cost of revenues plus allowable general and administrative expenses) incurred, plus a fee. The contracts may also include incentives for various performance criteria, including quality, timeliness and cost-effectiveness. In addition, costs are generally subject to review by clients and regulatory audit agencies, and such reviews could result in costs being disputed as non-reimbursable under the terms of the contract.
T&M contracts provide for reimbursement of labor hours expended at a contractual fixed labor rate per hour, plus the actual costs of material and other direct non-labor costs. The fixed labor rates on T&M contracts include amounts for the cost of direct labor, indirect contract costs and profit.
Estimating the transaction price for an arrangement requires judgment and is based on expected results which are determined using the Company’s historical data. We estimate that the revenue that we expect to be entitled to receive from a customer to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur.
Revenue from contracts with customers is recognized when the performance obligations are satisfied through the transfer of control over the good or service to the customer, which may occur either over time or at a point in time.
Revenues for the majority of our contracts are measured as determined by the ratio of cumulative costs incurred to date to estimated total contract costs at completion (the "cost-to-cost method"). We believe this is an appropriate measure of progress toward satisfaction of performance obligations as this measure most accurately depicts the progress of our work and transfer of control to our customers. Due to the long-term nature of many of our contracts, developing the estimated total cost at completion and total transaction price often requires judgment. Factors that must be considered in estimating the cost of the work to be completed include the nature and complexity of the work to be performed, subcontractor performance and the risk and impact of delayed performance.
After establishing the estimated total cost at completion, we follow a standard Estimate at Completion (“EAC”) process in which we review the progress and performance on our ongoing contracts at least quarterly. Adjustments to original estimates for a contract's revenue, estimated costs at completion and estimated profit or loss often are required as work progresses under a contract, as experience is gained and as more information is obtained, even though the scope of work required under the contract may not change and are also required if contract modifications occur. When adjustments in estimated total costs at completion or in estimated total transaction price are determined, the related impact on revenue and operating income are recognized using the cumulative catch-up method, which recognizes in the current period the cumulative effect of such adjustments for all prior periods. Any anticipated losses on these contracts are fully recognized in the period in which the losses become evident.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
EAC adjustments had the following impacts to revenue for the periods presented:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Revenue	$(34)	$(77)	$(55)
Total % of Revenue	1%	3%	2%
The impacts noted above are attributed primarily to changes in our firm-fixed-price development type programs. As changes happen in the design required to achieve contractual specifications, those changes often result in the programs’ estimate and related profitability. The reductions to revenue for the years ended December 31, 2021, 2020 and 2019 were related to certain masted surveillance and submarine electric propulsion programs within our IMS segment, solider sensing programs within our ASC segment and adjustments to the measurement of variable consideration related to certain requests for equitable adjustment with the U.S. Navy also within our ASC segment.
Conversely, if the requirements for the recognition of contracts over time are not met, revenue is recognized at a point in time when control transfers to the customer, which is generally upon transfer of title. In such cases, the production that is in progress and costs that will be recognized at a future point in time are reported within "inventories".
Costs to obtain a contract are incremental direct costs incurred to obtain a contract with a customer, including sales commissions and dealer fees, and are capitalized if material. Costs to fulfill a contract include costs directly related to a contract or specific anticipated contract (e.g., certain design costs) that generate or enhance our ability to satisfy our performance obligations under these contracts. These costs are capitalized to the extent they are expected to be recovered from the associated contract.
Contract Assets and Liabilities
The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled receivables (contract assets), and customer advances and deposits (contract liabilities) on the Consolidated Balance Sheet. Amounts are billed as work progresses in accordance with agreed-upon contractual terms, either at periodic intervals (e.g., biweekly or monthly) or upon achievement of contractual milestones. Generally, billing occurs subsequent to revenue recognition, resulting in contract assets. However, we sometimes receive advances or deposits from our customers before revenue is recognized, resulting in contract liabilities.

	Year Ended December 31,
(Dollars in millions)	2021	2020
Contract assets	$743	$672
Contract liabilities	174	177
Net contract assets	$569	$495
Revenue recognized in 2021 and 2020 that was included in the contract liability balance at the beginning of each year was $108 million and $104 million, respectively.
The change in the balances of the Company’s contract assets and liabilities primarily results from timing differences between revenue recognition and customer billings and/or payments.
Contract assets related to amounts withheld by customers until contract completion are not considered a significant financing component of our contracts because the intent is to protect the customers from our failure to satisfactorily complete our performance obligations. Payments received from customers in advance of revenue recognition (contract liabilities) are not considered a significant financing component of our contracts because they are utilized to pay for contract costs within a one-year period or are requested by us to ensure the customers meet their payment obligations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Value of Remaining Performance Obligations
The value of remaining performance obligations, which we also refer to as total backlog, includes the following components:
•Funded - Funded backlog represents the revenue value of orders for services under existing contracts for which funding is appropriated or otherwise authorized less revenue previously recognized on these contracts.
•Unfunded - Unfunded backlog represents the revenue value of firm orders for products and services under existing contracts for which funding has not yet been appropriated less funding previously recognized on these contracts.
The following table summarizes the value of our backlog at December 31, 2021 and 2020:

Backlog:	Year Ended December 31,
(Dollars in millions)	2021	2020
Funded	$2,510	$2,847
Unfunded	351	444
Total Backlog	$2,861	$3,291
We expect to recognize approximately 62.5% of our December 31, 2021 backlog as revenue over the next 12 months, with the remainder to be recognized thereafter.
Disaggregation of Revenue
ASC: ASC revenue is primarily derived from U.S. government development and production contracts and is generally recognized over time using the cost-to-cost method. We disaggregate ASC revenue by geographical region, customer relationship and contract type. We believe these categories best depict how the nature, amount, timing and uncertainty of ASC revenue and cash flows are affected by economic factors:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Revenue by Geographical Region
United States	$1,808	$1,763	$1,699
International	113	182	99
Intersegment Sales	19	13	12
Total	$1,940	$1,958	$1,810
Revenue by Customer Relationship
Prime contractor	$1,209	$1,063	$1,027
Subcontractor	712	882	771
Intersegment Sales	19	13	12
Total	$1,940	$1,958	$1,810
Revenue by Contract Type
Firm Fixed Price	$1,667	$1,716	$1,570
Flexibly Priced(1)	254	229	228
Intersegment Sales	19	13	12
Total	$1,940	$1,958	$1,810
________________
(1)Includes revenue derived from time-and-materials contracts.

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IMS: IMS revenue is primarily derived from U.S. government development and production contracts and is generally recognized over time using the cost-to-cost method. We disaggregate IMS revenue by geographical region, customer relationship and contract type. We believe these categories best depict how the nature, amount, timing and uncertainty of IMS revenue and cash flows are affected by economic factors:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Revenue by Geographical Region
United States	$913	$792	$895
International	45	41	21
Intersegment Sales	1	1	1
Total	$959	$834	$917
Revenue by Customer Relationship
Prime contractor	$174	$283	$442
Subcontractor	784	550	474
Intersegment Sales	1	1	1
Total	$959	$834	$917
Revenue by Contract Type
Firm Fixed Price	$831	$692	$763
Flexibly Priced(1)	127	141	153
Intersegment Sales	1	1	1
Total	$959	$834	$917
________________
(1)Includes revenue derived from time-and-materials contracts.
Note 3. Accounts Receivable
Accounts receivable represent amounts billed and currently due from customers. Payment is typically received from our customers either at periodic intervals (e.g., biweekly, or monthly) or upon achievement of contractual milestones.
Accounts receivable consist of the following:

	December 31,
(Dollars in millions)	2021	2020
Accounts receivable	$157	$104
Less allowance for doubtful accounts	(1)	(2)
Accounts receivable, net	$156	$102
The Company maintains certain agreements with financial institutions to sell certain trade receivables. Receivables are derecognized in their entirety when sold, and the Company’s continuing involvement in the sold receivables is limited to their servicing, for which the Company receives a fee commensurate with the service provided. Pursuant to the servicing agreements, the Company collected approximately $15 million and $27 million at December 31, 2021 and 2020, respectively, of these sold receivables that had not yet been remitted to the financial institutions. These unremitted amounts collected on behalf of the financial institutions are included within short-term borrowings and current portion of long-term debt in the Consolidated Balance Sheet.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Note 4. Inventories
Inventories consists of the following:

	December 31,
(Dollars in millions)	2021	2020
Raw materials	$43	$52
Work in progress	161	193
Finished goods	1	2
Total	$205	$247
Note 5. Property, Plant and Equipment
Property, plant and equipment by major asset class consists of the following:

	December 31,
(Dollars in millions)	2021	2020
Land, buildings and improvements	$312	$294
Plant and machinery	191	186
Equipment and other	298	276
Total property, plant and equipment, at cost	801	756
Less accumulated depreciation	(437)	(401)
Total property, plant and equipment, net	$364	$355
Depreciation expense related to property, plant and equipment was $49 million, $44 million and $42 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Land, buildings and improvements include assets under finance leases in the amount of $104 million and $108 million as of December 31, 2021 and 2020, respectively. See Note 9: Leases for additional information.
As of December 31, 2021, the Company accounted for our manufacturing facility in Menomonee Falls, WI as a build-to-suit lease with a failed sale-leaseback and is included in the Land, building, and improvements in the above table. See Note 11: Debt for additional information.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Note 6. Other Liabilities
A summary of significant other liabilities by balance sheet caption follows:

	December 31,
(Dollars in millions)	2021	2020
Salaries, wages and accrued bonuses	$70	$61
Fringe benefits	74	71
Litigation	10	10
Restructuring costs	4	1
Provision for contract losses	48	44
Operating lease liabilities	24	22
Other(1)	65	58
Total other current liabilities	$295	$267
Retirement benefits	$—	$—
Operating lease liabilities	$73	$81
Other(2)	1	11
Total other noncurrent liabilities	$74	$92
________________
(1)Consists primarily of taxes payable, environmental remediation reserves and warranty reserves. See Note 15: Commitments and Contingencies for more information regarding the warranty provision.
(2)Consists primarily of workers’ compensation liabilities and certain payroll taxes deferred under the CARES Act.
Note 7. Goodwill
Changes in the carrying amount of goodwill by reportable segment are as follows:

(Dollars in millions)	ASC	IMS	Total
Balance at January 1, 2020 (1)	$638	$419	$1,057
Acquisitions	—	—	—
Balance at December 31, 2020	638	419	1,057
Acquisitions	14	—	14
Balance at December 31, 2021	$652	$419	$1,071
________________
(1)Goodwill is reported net of $2,362 million, and $606 million of accumulated impairments as of January 2020 for the ASC and IMS segments, respectively.

Note 8. Intangible Assets
Other intangible assets mainly refer to the fair value of existing customer contractual relationships attributable to the acquired business and patents which are being amortized over their respective lives. The fair value of intangible assets typically is determined, as of the date of acquisition, based on estimates and judgments regarding expectations for the estimated future after-tax earnings and cash flows (including cash flows for working capital) arising from backlog and follow-on sales to the customer over their estimated lives, including the probability of expected future contract renewals and sales, less a contributory assets charge, all of which is discounted to present value.
The following disclosure presents certain information regarding the Company's intangible assets as of December 31, 2021 and 2020. All intangible assets are being amortized over their estimated useful lives, as indicated below, with no estimated residual values.

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	December 31, 2021			December 31, 2020
(Dollars in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$957	$(908)	$49	$957	$(899)	$58
Patents and licenses	9	(6)	3	7	(5)	2
Total intangible assets	$966	$(914)	$52	$964	$(904)	$60
Amortization expense related to intangible assets was $9 million, $9 million, and $9 million respectively, for the years ended December 31, 2021, 2020 and 2019.
Customer relationships are amortized on a straight-line basis over their estimated useful lives of 10 to 15 years. Patents and licenses are amortized on a straight-line basis over their estimated useful lives of 5 to 10 years. The estimated annual amortization expense related to intangible assets for the subsequent five years is as follows:

(in millions) Year Ending December 31,	Estimated Annual Amortization
2022	$9
2023	9
2024	9
2025	9
2026	9
Note 9. Leases
The Company leases various real estate for manufacturing facilities, administrative offices and warehouses under both finance leases and operating leases. In addition, the Company leases vehicles, machinery and office equipment under operating leases. We determine whether our contracts are or contain a lease at the inception of such arrangements. A contract is or contains a lease if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration.
ROU assets and lease liabilities are recorded on the Consolidated Balance Sheet as of the lease commencement based on the present value of the future lease payments over the lease term. As our leases do not generally explicitly state the discount rate implicit in the lease, we use our incremental borrowing rate, which is determined based on the rate of interest that the Company would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term as of the lease commencement date. In addition to the present value of the future lease payments, the calculation of the ROU asset also includes lease payments made at or before the commencement date of the lease, less any lease incentives received. The remaining lease cost is amortized over the remaining life of the lease on a straight-line basis. We evaluate ROU assets for impairment consistent with the treatment of other long-lived assets.
Some of our leases include options to extend the lease terms or to terminate the lease early. We include the impact of the option in the determination of the ROU assets and liabilities when it is reasonably certain that we will exercise the option. Our lease payments are largely fixed, but may include variable payments that do not depend on an index or rate, such as usage-based amounts, and are recorded as a lease expense in the period incurred. The Company’s lease agreements do not contain any material residual value guarantees or restrictive covenants.

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
In 2019, we have entered into a sale-leaseback transaction related to a facility in Milwaukee, WI. We have analyzed the transaction and determined the criteria to recognize a sale has been met and we have derecognized the related assets. The arrangement does not contain a repurchase option or other substantive obligations related to the property. Further, we have determined that the underlying lease meets the criteria to be classified as an operating lease. As a result, we have recognized an immaterial loss related to the transaction.
As of December 31, 2021, the Company has not entered into any significant leases that have not yet commenced. We elected not to recognize a ROU asset and lease liability for leases with an initial term of 12 months or less. These leases are expensed on a straight-line basis over the lease term. The Company elected the practical expedient to not separate lease and non-lease components and to instead account for them as a single component. We have elected this practical expedient for all classes of assets.
Lease Cost
The Company’s total lease cost consists of the following:

	Year Ended December 31,
(Dollars in millions)	2021	2020
Operating lease cost(1)	$26	$24
Finance lease cost(2):
Amortization of right-of-use assets	8	7
Interest on lease liabilities	5	5
Total lease cost	$39	$36
________________
(1)Operating lease expense is included within cost of products, cost of services or general and administrative expenses, dependent upon the nature and use of the ROU asset, in the Company’s Consolidated Statements of Earnings Operating lease cost includes short-term leases of approximately $3 million and $5 million and an insignificant amount of variable lease cost for both 2021 and 2020.
(2)Finance lease expense is recorded as depreciation and amortization expense within cost of products, cost of services or general and administrative expenses, dependent upon the nature and use of the ROU asset and interest expense, net in the Company’s Consolidated Statements of Earnings.
Supplemental Balance Sheet Information
Supplemental balance sheet information related to leases is as follows:

	December 31,
(Dollars in millions)	2021	2020
ROU assets
Operating leases(1)	$84	$88
Finance leases(2)	104	108
Total leased assets	$188	$196
Liabilities
Current lease liabilities:
Operating(1)	$24	$22
Finance(2)	6	5
Noncurrent lease liabilities:
Operating(1)	73	81
Finance(2)	107	109
Total lease liabilities	$210	$217

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
________________
(1)Operating lease assets are included within other noncurrent assets and operating lease liabilities are included within other current liabilities (current portion) and other noncurrent liabilities (noncurrent portion) in the Company’s Consolidated Balance Sheet.
(2)Finance lease assets are included within property, plant and equipment, net and finance lease liabilities are included within short-term borrowings and current portion of long-term debt (current portion) and long-term debt (noncurrent portion) in the Company’s Consolidated Balance Sheet.
Supplemental Cash Flow Information
Supplemental cash flow information related to leases is as follows:

	Year Ended December 31,
(Dollars in millions)	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$27	$27
Operating cash flows from finance leases	5	5
Financing cash flows from finance leases	5	4
Right-of-use assets obtained in exchange for new lease liabilities:
Operating leases	18	16
Finance leases	4	46
Weighted Average Lease Term and Discount Rate
Lease terms and discount rates related to leases are as follows:

	December 31,
	2021	2020
Weighted-average remaining lease term:
Operating leases	5 years	5 years
Finance leases	15 years	16 years
Weighted-average discount rate:
Operating leases	4.3%	4.4%
Finance leases	4.6%	4.5%

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Maturity of Lease Liabilities:
As of December 31, 2021, future minimum rental payments on leases with initial non-cancellable lease terms in excess of one year were due as follows:

(Dollars in millions)	Operating Leases	Finance Leases
Year Ending December 31,
2022	$27	$11
2023	25	11
2024	19	11
2025	12	10
2026	9	10
Thereafter	14	104
Total lease payments	106	157
Less: imputed interest	9	44
Present value of lease liabilities	97	113
Less: current maturities	24	6
Long-term lease obligations	$73	$107

Note 10. Income Taxes
Earnings (loss) before taxes consists of the following:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Earnings before taxes
Domestic	$203	$112	$89
Foreign	(3)	—	6
Total	$200	$112	$95
Income tax provision (benefit) consists of the following:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Current:
Federal	$(1)	$—	$—
State	—	3	2
Foreign	1	2	1
	—	5	3
Deferred:
Federal	43	24	17
State	5	—	—
Foreign	(2)	(2)	—
	46	22	17
Total	$46	$27	$20

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
The reconciliation from the statutory federal income tax rate to our effective income tax rate follows:

	Year Ended December 31,
	2021	2020	2019
Statutory federal rate	21.0%	21.0%	21.0%
State rate, net of federal benefit	3.6%	2.3%	0.5%
Foreign rate differential	(0.2)%	0.5%	0.5%
Research & development credit, net of reserves	(0.2)%	(0.7)%	(2.3)%
Nondeductible expenses	0.9%	0.4%	0.7%
Global intangible low taxed income	—%	0.2%	1.0%
Change in valuation allowance	(1.4)%	(2.5)%	0.2%
Change in tax reserves	(0.4)%	2.2%	0.2%
Other	(0.3)%	0.7%	(0.7)%
Effective tax rate	23.0%	24.1%	21.1%
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2021 and 2020 is as follows:

	December 31,
(Dollars in millions)	2021	2020
Deferred tax assets:
Federal net operating losses	$5	$18
State net operating losses	16	21
Tax credit carryforwards	21	23
Accrued compensation and benefits	23	26
Contract liabilities	21	20
Accrued expenses	5	5
Pension and post-retirement plans	18	24
Inventory capitalization	5	8
Other	5	8
Disallowed interest	1	1
Total gross deferred tax assets	120	154
Less valuation allowance	10	11
Deferred tax assets	110	143
Deferred tax liabilities:
Intangible assets	(41)	(44)
Fixed assets	(12)	(11)
Other	(1)	(1)
Deferred tax liabilities	(54)	(56)
Net deferred tax asset	$56	$87
Our deferred tax balance associated with our retirement benefit plans includes a deferred tax asset of $11 million and $14 million as of December 31, 2021 and 2020 respectively, that are recorded in accumulated other comprehensive earnings to recognize the funded status of our retirement plans. See‘
Note 12: Pension and Other Postretirement Benefits for additional details. As of December 31, 2021 and 2020 the Company had U.S. federal net operating loss carryforwards of $28 million and $131 million, respectively, which we anticipate we will be able to apply prior to their expiration which commences in 2025. The annual utilization of approximately $28 million of certain our Federal net operating losses is subject to limitations under section 382 of the Internal Revenue Code. As of December 31, 2021 and

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2020 we had apportioned state net operating loss carryforwards of $239 million and $327 million, respectively, which are associated with jurisdictions in which we currently file and the Company expects to utilize prior to expiration except for those for which we have recorded a valuation allowance. We have federal tax credit carryforwards that commence expiring in 2032, which we anticipate being able to utilize prior to their expiration.
Tax Uncertainties
The Company maintains reserves for uncertain tax positions related to unrecognized income tax benefits. These reserves involve considerable judgment and estimation and are evaluated by management at least quarterly based on the best information available. The Company’s total liability for unrecognized tax benefits as of December 31, 2021, 2020 and 2019 was approximately $22 million, $25 million and $18 million, respectively; all of which will impact the effective tax rate when recognized. Approximately $15 million, $22 million and $16 million as of December 31, 2021, 2020 and 2019, respectively, have been recorded within (and as an offset to) deferred tax assets. In addition, the Company does not believe there are any tax positions for which it is reasonably possible that the unrecognized tax benefits will vary significantly over the next 12 months. The table below summarizes the activity associated with our unrecognized tax benefits:

(Dollars in millions)	2021	2020	2019
Balance at January 1,	$25	$18	$14
Increase related to prior year tax positions	—	3	3
Increase related to current year tax positions	1	4	1
Decreases related to prior year tax positions	(4)	—	—
Lapse of statute of limitations	—	—	—
Settlements with taxing authorities	—	—	—
Balance at December 31,	$22	$25	$18
The Company is subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company has substantially concluded all U.S. federal income tax matters for years through the tax year ended December 31, 2016 except as it relates to the net operating loss carryforward and tax credit carryforwards. Substantially all material state and local matters have been concluded for years through the tax year ended December 31, 2015. The Company has substantially concluded all material tax matters in foreign jurisdictions for years through the tax years ending during 2016.
As of December 31, 2021, the Company has accumulated undistributed earnings generated by our foreign subsidiaries and most have been taxed in the U.S. as a result of the Tax Cuts and Jobs Act of 2017 (the “TCJA”). The TCJA allows for a dividend received deduction for repatriation of foreign earnings. We intend to indefinitely reinvest these earnings. Should the Company’s undistributed earnings from its investment in non‐U.S. subsidiaries be distributed in the future in the form of dividends or otherwise, the Company may be subject to foreign and domestic income taxes and withholding taxes.

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Note 11. Debt
The Company’s debt consists of the following:

	December 31,
(Dollars in millions)	2021	2020
7.5% Term loan due November 30, 2023(1)	139	139
5.0% Daylight term loan due October 15, 2024(1)	78	98
Finance lease and other	161	163
Short-term borrowings	15	27
Total debt principal	393	427
Less unamortized debt issuance costs and discounts	—	—
Total debt, net	393	427
Less short-term borrowings and current portion of long-term debt	(41)	(53)
Total long-term debt	$352	374
________________
(1)The Company’s debt with related parties consists of two term loans and a working capital credit facility with US Holding, as described below.
Term Loans
In January 2009, the Company entered into a credit agreement with its ultimate parent company, Finmeccanica S.p.A. (presently Leonardo S.p.A.) in the amount of $2 billion (the “2009 Credit Agreement”). The 2009 Credit Agreement was subsequently assigned to US Holding and has a maturity of November 30, 2023. The 2009 Credit Agreement provides for a term loan bearing interest at a rate of 7.5%, with interest payments due semi-annually on June 20 and December 20 in each year (the “7.5% Term loan”). The outstanding balance of the 7.5% Term loan at December 31, 2021 and 2020 was $139 million and $139 million, respectively. The fair value of this term loan at December 31, 2021 and 2020 was $182 million and $182 million, respectively; however the Company has the ability to prepay the outstanding principal balance at the carrying amount without penalty. During 2020, US Holding forgave $300 million of related party debt. This was treated as a capital transaction and the amount was recorded in additional paid-in capital, as US Holding is a related party.
In June 2017, the Company entered into an unsecured term loan with US Holding in the principal amount of $137.5 million, the proceeds of which were used to finance the acquisition of Daylight Solutions, Inc. (the “Daylight Term Loan”). The Daylight Term Loan had an outstanding balance of $78 million and $98 million at December 31, 2021 and 2020, respectively, which approximates its fair value. The Daylight Term Loan matures on October 15, 2024. The Daylight Term Loan has an interest rate of 5.0%, with interest payments due semi-annually on April 15 and October 15.
During April 2018, the Company was advanced an additional $50 million by US Holding under a term loan. This term loan bears interest at 4.0% and had an initial maturity date of December 31, 2018, which was extended until December 31, 2021. This term loan was repaid in full, with no prepayment penalty, on December 19, 2020.
Credit Facilities
The 2009 Credit Agreement provides for a revolving credit facility available for working capital needs of the Company (the “Revolving Credit Facility”). As of December 31, 2021 and 2020, the Revolving Credit Facility had a credit limit of $450 million and $450 million, respectively, and an interest rate of LIBOR plus 3.5%. There is a commitment fee of 0.25% applied to the unused balance of the Revolving Credit Facility and there are no compensating balance requirements. There was no balance on the Revolving Credit Facility as of December 31, 2021 and 2020.

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
The Company also maintains uncommitted working capital credit facilities with certain financial institutions in the aggregate of $65 million and $60 million at December 31, 2021 and 2020, respectively (the “Financial Institution Credit Facilities”). The Financial Institution Credit Facilities are guaranteed by Leonardo S.p.A. The primary purpose of the Financial Institution Credit Facilities is to support standby letter of credit issuances on contracts with customers and also includes a revolving facility with a maximum borrowing limit of $15 million, which bears interest at LIBOR plus 0.5%. At December 31, 2021 and 2020, there was no balance outstanding on the revolving facility. The Company had letters of credit outstanding of approximately $35 million and $31 million as of December 31, 2021 and 2020, respectively, which reduces the available capacity of the Financial Institution Credit Facilities by an equal amount.
Finance Lease and Other
As of December 31, 2021, finance lease and other of $161 million includes approximately $113 million related to finance lease liabilities and $48 million related to our Menomonee Falls, WI manufacturing facility, which has been accounted for as a build-to-suit lease with a failed sale leaseback. Approximately $6 million has been recognized as the current portion of long-term debt for the finance lease liabilities and financing liability related to the build-to-suit arrangement.
Short-term Borrowings
As of December 31, 2021 and 2020, the Company recognized $15 million and $27 million, respectively, collected on behalf of the buyers of our trade receivables pursuant to our factoring arrangements as short-term borrowings and current portion of long-term debt in the Consolidated Balance Sheet, which approximates its fair value. Refer to Note 3: Accounts Receivable for more information.
Interest Paid
Total interest paid associated with our debt was $35 million, $64 million and $65 million in 2021, 2020 and 2019, respectively.
Maturities of long-term debt as of December 31, 2021 are as follows:

(Dollars in millions)
Year Ending December 31,
2022	$41
2023	171
2024	40
2025	7
2026	7
Thereafter	127
Total principal payments	$393
‘
Note 12. Pension and Other Postretirement Benefits
Retirement Plan Summary Information
The Company maintains multiple pension plans, both contributory and non-contributory, covering employees at certain locations. Eligibility requirements for participation in the plans vary, and benefits generally are based on the participant's compensation and years of service, as defined in the respective plan. The Company's funding policy generally is to contribute in accordance with cost accounting standards that affect government contractors, subject to the Tax Code and regulations thereunder. Plan

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
assets are invested primarily in equities, bonds (both corporate and U.S. government), U.S. government-sponsored entity instruments, cash and cash equivalents and real estate.
The Company also provides postretirement medical benefits for certain retired employees and dependents at certain locations. Participants are eligible for these benefits when they retire from active service and meet the eligibility requirements for the Company's postretirement benefit plans. The Company's contractual arrangements with the U.S. government provide for the recovery of contributions to a Voluntary Employees' Beneficiary Association (“VEBA”) trust and, for non-funded plans, recovery of claims on a pay-as-you-go basis, subject to the Tax Code and regulations thereunder, with the retiree generally paying a portion of the costs through contributions, deductibles and coinsurance provisions.
The Company also maintains certain non-contributory and unfunded supplemental retirement plans. Eligibility for participation in the supplemental retirement plans is limited, and benefits generally are based on the participant's compensation and/or years of service.

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
The following tables provide certain information regarding the Company's pension, postretirement and supplemental retirement plans as of December 31, 2021 and 2020:

	Defined Benefit Pension Plans		Postretirement Benefit Plans		Supplemental Retirement Plans
(Dollars in millions)	2021	2020	2021	2020	2021	2020
Change in benefit obligation:
Benefit obligation at beginning of year	$226	$261	$2	$3	$23	$24
Service cost	—	—	—	—	—	—
Interest cost	5	7	—	—	1	1
Plan participants' contributions	—	—	—	—	—	—
Actuarial (gain) loss	(3)	(10)	—	(1)	(1)	(1)
Benefits paid	(13)	(10)	—	—	(1)	(1)
(Gain) loss due to settlement	—	(21)	—	—	—	—
Plan amendments	—	—	—	—	—	—
Exchange rate differences and other	—	(1)	—	—	—	—
Benefit obligation at end of year	$215	$226	$2	$2	$22	$23
Change in plan assets:
Fair value of plan assets at beginning of year	$151	$158	$1	$1	$11	$10
Actual return on plan assets	15	19	—	—	1	1
Plan participants' contributions	—	—	—	—	—	—
Employer contributions	13	6	—	—	1	1
Benefits paid	(13)	(10)	—	—	(1)	(1)
(Loss) gain due to settlement	—	(21)	—	—	—	—
Exchange rate differences and other	—	(1)	—	—	—	—
Fair value of plan assets at end of year	166	151	1	1	12	11
Contributions between measurement date and year end	—	—	—	—	—	—
Funded status of the plans at year end	$(49)	$(75)	$(1)	$(1)	$(10)	$(12)
The amounts recognized in the Consolidated Balance Sheet, as of December 31, 2021 and 2020 consist of:

	Defined Benefit Pension Plans		Postretirement Benefit Plans		Supplemental Retirement Plans
(Dollars in millions)	2021	2020	2021	2020	2021	2020
Noncurrent assets	$—	$—	$1	$1	$—	$—
Current liabilities	—	—	—	—	—	—
Noncurrent liabilities	(49)	(75)	(2)	(2)	(10)	(11)
Net liability recognized	$(49)	$(75)	$(1)	$(1)	$(10)	$(11)

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Amounts recognized in accumulated other comprehensive income (before taxes) at December 31, 2021 and 2020 consist of:

	Defined Benefit Pension Plans		Postretirement Benefit Plans		Supplemental Retirement Plans
(Dollars in millions)	2021	2020	2021	2020	2021	2020
Prior service cost	$—	$—	$—	$—	$—	$—
Net actuarial loss (gain)	40	52	(1)	(2)	6	7
Total amount recognized in accumulated other comprehensive losses (earnings)	$40	$52	$(1)	$(2)	$6	$7
The aggregate accumulated benefit obligation (“ABO”) for the Company's defined benefit pension plans combined was $237 million and $249 million at December 31, 2021 and 2020, respectively. The ABO represents benefits accrued without assuming future compensation increases to plan participants and is approximately equal to our projected benefit obligation (“PBO”).The table below presents information for the pension plans with an ABO and PBO in excess of the fair value of plan assets at December 31, 2021 and 2020.

(Dollars in millions)	December 31, 2021	December 31, 2020
Projected benefit obligation	$237	$249
Accumulated benefit obligation	237	249
Fair value of plan assets	178	162
The following table summarizes the weighted average actuarial assumptions used to determine our benefit obligations at December 31, 2021 and 2020:

	Defined Benefit Pension Plans		Postretirement Benefit Plans		Supplemental Retirement Plans
	2021	2020	2021	2020	2021	2020
Rate assumptions
Discount rate	2.8%	2.4%	2.6%	4.3%	2.8%	2.5%
Increase in future compensation levels	N/A	N/A	N/A	N/A	N/A	N/A
Expected long-term return on plan assets	5.9%	6.4%	5.9%	6.4%	N/A	N/A
Health care trend rate assumed for next year	N/A	N/A	4.6%	5.4%	N/A	N/A
Ultimate health care trend rate	N/A	N/A	4.3%	4.3%	N/A	N/A
Year rate reaches ultimate trend rate	N/A	N/A	2031	2031	N/A	N/A

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
The following table summarizes the components of net periodic benefit cost for the Company's pension, postretirement and supplemental retirement plans for the years ended December 31, 2021 and 2020 and 2019:

	Defined Benefit Pension Plans			Postretirement Benefit Plans			Supplemental Retirement Plans
(Dollars in millions)	2021	2020	2019	2021	2020	2019	2021	2020	2019
Service cost	$—	$—	$—	$—	$—	$—	$—	$—	$—
Interest cost	$5	$7	$7	$—	$—	$—	$1	$1	$1
Expected return on plan assets	$(7)	$(8)	$(7)	$—	$—	$—	$—	$—	$—
Amortization of net actuarial loss (gain)	$2	$3	$2	$(1)	$(1)	$—	$—	$—	$—
Amortization of prior service cost	$—	$—	$—	$—	$—	$—	$—	$—	$—
Settlement expense (income)	$—	$3	$—	$—	$—	$—		$—	$—
Net periodic benefit cost	$—	$5	$2	$(1)	$(1)	$—	$1	$1	$1
The following table summarizes the other changes in plan assets and benefit obligations recognized in other comprehensive earnings for the Company's pension, postretirement and supplemental retirement benefit plans for the years ended December 31, 2021 and 2020 and 2019:

	Defined Benefit Pension Plans			Postretirement Benefit Plans			Supplemental Retirement Plans
(Dollars in millions)	2021	2020	2019	2021	2020	2019	2021	2020	2019
Net actuarial (gain) loss	$(11)	$(21)	$19	$—	$(1)	$(1)	$(1)	$(1)	$4
Prior service cost	—	—	—	—	—	—	—	—	—
Amortization of net actuarial (loss) gain from prior years	(2)	(6)	(2)	1	1	—	—	—	—
Amortization of prior service cost	—	—	—	—	—	—	—	—	—
Other(1)	—	—	—	—	—	—	—	—	—
Total recognized in other comprehensive income	$(13)	$(27)	$17	$1	$—	$(1)	$(1)	$(1)	$4
________________
(1) Includes foreign exchange translation.

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes the weighted average actuarial assumptions used to determine our net periodic cost of the plans for the years ended December 31, 2021, 2020 and 2019:

	Defined Benefit Pension Plans			Postretirement Benefit Plans			Supplemental Retirement Plans
	2021	2020	2019	2021	2020	2019	2021	2020	2019
Rate assumptions
Discount rate	2.8%	2.7%	3.6%	2.1%	2.8%	3.3%	2.4%	2.4%	3.5%
Expected long - term return on plan assets	6.4%	6.3%	6.9%	6.4%	5.8%	5.7%	N/A	N/A	N/A
Increase in future compensation levels	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Health care trend rate assumed for next year	N/A	N/A	N/A	5.8%	6.0%	6.5%	N/A	N/A	N/A
Ultimate health care trend rate	N/A	N/A	N/A	4.5%	4.5%	4.5%	N/A	N/A	N/A
Year rate reaches ultimate trend rate	N/A	N/A	N/A	2030	2029	2027	N/A	N/A	N/A

The expected long-term return on plan assets assumption represents the average rate that the Company expects to earn over the long-term on the assets of the Company's benefit plans, including those from dividends, interest income and capital appreciation. The assumption has been determined based on expectations regarding future rates of return for the plans' investment portfolio, with consideration given to the allocation of investments by asset class and historical rates of return for each individual asset class.
A one percentage increase or decrease in healthcare trend rates in the table above would have an insignificant impact to our service and interest cost and the postretirement medical obligations.
Plan Assets
The Company is responsible for formulating the investment policies and strategies for each plan's assets. Presently all of the plans are governed by a single investment policy and are uniformly invested. As part of the policy statement the Company has implemented a glide path which adjusts the percentage of assets invested in return seeking assets based upon the attainment of specific funding percentages. The non-return seeking assets are invested primarily in bonds with maturities closely matching the anticipated payment of benefits.
The table below represents all of the Company's funded pension plans' and postretirement benefit plans' weighted-average asset allocation at December 31, 2021 and 2020 by asset category:

	Asset Allocation
	2021	2020
Asset Category
Equity securities	41%	55%
Debt securities	47%	33%
Real estate	6%	6%
Other, primarily cash and cash equivalents, and hedge funds	6%	6%

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
The table below presents the target allocation ranges for each major asset category for the Company's benefit plans for the years ended December 31, 2021 and 2020.

Target Asset Allocation Range
	2021	2020
Asset Category
Equity securities	40% - 60%	40% - 60%
Debt securities	30% - 50%	40% - 50%
Real estate	5% - 10%	5% - 10%
Other, primarily cash and cash equivalents and hedge funds	5% - 10%	5% - 10%
The following tables provides the fair value of plan assets held by our defined benefit plan by asset category and by fair value hierarchy level. Certain investments are measured at their NAV per share and do not have readily determined fair values. As such, these investments are not subject to leveling in the fair value hierarchy.

	December 31, 2021
(Dollars in millions)	Level 1	Level 2	Level 3	Total
Asset category
Investments measured at fair value:	$—	$—	$—	$—
Cash and cash equivalents	$11	$—	$—	$11
Equity securities	6	—	—	6
Debt securities	—	—	—	—
Total	$17	$—	$—	$17
Investments measured at NAV:
Collective trust funds	—	—	—	162
Equity and fixed income funds	—	—	—	—
Total	$17	$—	$—	$179

	December 31, 2020
(Dollars in millions)	Level 1	Level 2	Level 3	Total
Asset category
Investments measured at fair value:
Cash and cash equivalents	$9	$—	$—	$9
Equity securities	6	—	—	6
Debt securities	—	—	—	—
Total	$15	$—	$—	$15
Investments measured at NAV:
Collective trust funds	—	—	—	148
Equity and fixed income funds	—	—	—	—
Total	$15	$—	$—	$163
For the year ended December 31, 2022, the Company expects to contribute $5 million to its pension plans and an inconsequential amount to its postretirement plans. During 2020 the Company deferred approximately $7 million in pension contributions until 2021 under the CARES Act and IRS Notice 2020-82, which was included in the total pension contributions for 2021 of $13 million.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
The following table presents expected pension and postretirement benefit payments over the next 10 years:

(Dollars in millions)	Defined Benefit Pension Plans	Postretirement Benefit Plans	Supplemental Retirement Plans
Year Ending December 31,
2022	$12	$—	$1
2023	12	—	1
2024	13	—	1
2025	13	—	1
2026	13	—	1
2027-2031	63	—	6
Defined Contribution Plans
The Company maintains defined contribution plans covering substantially all domestic full-time eligible employees. The Company's contributions to these plans for the years ended December 31, 2021, 2020 and 2019 amounted to $22 million, $21 million and $19 million, respectively.
Note 13. Equity Method Investments
Our share of net earnings related to our equity method investments was $2 million, $3 million and $2 million for the years ended December 31, 2021, 2020 and 2019, respectively, which was included in our Advanced Sensing and Computing business segment operating profit.
Below is a list of the entities accounted for under the equity method and recorded in other noncurrent assets on our Consolidated Balance Sheet:

	% of Ownership		Carrying Value
(Dollars in millions)	2021	2020	2021	2020
Advanced Acoustics Concepts, LLC	51%	51%	$27	$25
Note 14. Share-based compensation plans
The Company does not have any share-based compensation plans. See Note 6: Other Liabilities, for information regarding cash compensation.
Note 15. Commitments and Contingencies
Commitments
The Company’s commitments are primarily related to our lease and credit agreements. See Note 9: Leases and Note 11: Debt for additional information on our leases and credit agreements.
Contingencies
From time to time we are subject to certain legal proceedings and claims in the ordinary course of business. These matters are subject to many uncertainties and it is possible that some of these matters ultimately could be decided, resolved or settled in a manner adverse to us. Although the precise amount of liability that may result from these matters is not ascertainable, the Company believes that any amounts exceeding the Company's recorded accruals should not materially adversely affect the Company's financial condition or liquidity. It is possible, however, that the ultimate resolution of those matters could result in a material adverse effect on the Company's results of operations and/or cash flows from operating activities for a particular reporting period. We establish reserves for specific legal matters

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
when we determine that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable.
Some environmental laws, such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (also known as “CERCLA” or the “Superfund law”) and similar state statutes, can impose liability upon former owners or operators for the entire cost of investigating and remediating contaminated sites regardless of the lawfulness of the original activities that led to the contamination. In July 2000, an entity which later became a subsidiary of the Company received a Section 104(e) Request for Information (“RFI”) from the National Park Service (“NPS”), pursuant to CERCLA, regarding the presence of radioactive material at a site within a national park, which site was operated by an alleged predecessor to our subsidiary over 50 years ago. Following the subsidiary’s response to the RFI, the NPS directed it and another alleged former operator to perform an Engineering Evaluation and Cost Analysis (“EE/CA”) of a portion of the site. The Company’s subsidiary made a good faith offer to conduct an alternative EE/CA work plan, but the NPS rejected this offer and opted to perform the EE/CA itself. The NPS previously posted its intention to open a formal public comment period regarding the EE/CA at the end of 2019. To the Company’s knowledge, the EE/CA has not been released and a public comment period has yet to be opened.
Following completion of the EE/CA, the NPS may seek reimbursement for its investigative and remedial efforts to date, or direct one or more of the potentially responsible parties to perform any remediation that may be required by CERCLA or may enter an alternative dispute resolution proceeding to attempt to resolve each party’s share. In addition, the NPS may seek to recover damages for loss of use of certain natural resources. The Company believes that it has legitimate defenses to its subsidiary’s potential liability and that there are other potentially responsible parties for the environmental conditions at the site, including the U.S. government as owner, operator and arranger at the site. The potential liability associated with this matter could change substantially due to such factors as additional information on the nature or extent of contamination, methods of remediation that might be recommended or required, changes in the apportionment of costs among the responsible parties, whether the NPS seeks to recover additional damages, whether the NPS’s plans to investigate additional areas to identify a need for further remedial action for which the Company may be identified as a potentially responsible party and other actions by governmental agencies or private parties.
The Company has recorded its best estimate of damages and its share of remediation costs related to the site to reflect what we and our advisors reasonably believe we would be liable for based on the current information and circumstances of the claim, exclusive of other potential liabilities that may be asserted in the future.
In the performance of our contracts we routinely request contract modifications that require additional funding from the customer. Most often, these requests are due to customer-directed changes in the scope of work. While we are entitled to recovery of these costs under our contracts, the administrative process with our customer may be protracted. Based on the circumstances, we periodically file requests for equitable adjustment (“REAs”) that are sometimes converted into claims. In some cases, these requests are disputed by our customer. We believe our outstanding modifications, REAs and other claims will be resolved without material impact to our results of operations, financial condition or cash flows.
As a government contractor, with customers including the U.S. government as well as various state and local government entities, the Company may be subject to audits, investigations and claims with respect to its contract performance, pricing, costs, cost allocations and procurement practices. Additionally, amounts billed under such contracts, including direct and indirect costs, are subject to potential adjustments before final settlement.
Management believes that adequate provisions for such potential audits, investigations, claims and contract adjustments, if any, have been made in the Consolidated Financial Statements.

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Restructuring costs
We engage in targeted restructuring initiatives in order to rationalize headcount and align our operations in a more strategic and cost-efficient structure. In connection with these restructuring initiatives we recorded charges totaling $5 million, $12 million and $20 million for the years ended December 31, 2021, 2020 and 2019, respectively. Costs incurred were related to employee termination and severance costs, as well as costs related to discontinuing product lines or closing down of locations. Charges were recorded within other operating expenses, net, with the exception of costs incurred related to the write-down of inventory, which were recorded in cost of products. See the table below for a breakout of restructuring costs incurred by segment and by nature of cost incurred:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
ASC
Severance	$5	$6	$1
Facility abandonment	—	—	3
Inventory	—	—	2
Total ASC	5	6	6
IMS
Severance	—	—	2
Facility abandonment	—	6	6
Inventory	—	—	5
Total IMS	—	6	13
Corporate
Severance	—	—	—
Facility abandonment	—	—	1
Inventory	—	—	—
Total Corporate	—	—	1
Total	$5	$12	$20
The following is a summary of changes in the restructuring provision balance during the years ended December 31, 2020 and 2021:

(Dollars in millions)
Balance at January 1, 2020	$4
Additional provision	12
Reversal and utilization	(15)
Balance at December 31, 2020	1
Additional provision	5
Reversal and utilization	(2)
Balance at December 31, 2021	$4
Product Warranties
Product warranty costs generally are accrued in proportion to product revenue realized in conjunction with our over-time revenue recognition policy. Product warranty expense is recognized based on the term of the product warranty, generally one year to three years, and the related estimated costs, considering historical claims expense. Accrued warranty costs are reduced as these costs are incurred and as the warranty period expires, and otherwise may be modified as specific product performance issues are

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
identified and resolved. The following is a summary of changes in the product warranty balances during the years ended December 31, 2020 and 2021:

(Dollars in millions)
Balance at January 1, 2020	$13
Additional provision	16
Reversal and utilization	(12)
Balance at December 31, 2020	17
Additional provision	17
Reversal and utilization	(15)
Balance at December 31, 2021	$19
Note 16. Related Party Transactions
Under our current proxy agreement, DRS remains largely independent from the Parent. Additionally, the Company provides services related to the US interface for the Parent and its other affiliates. These services include financial, tax, trade compliance, marketing and communications and legal.
The Company also has related-party sales with the Parent and its other affiliates that occur in the regular course of business. Related-party sales for these transactions are included in revenues and were $11 million, $26 million and $16 million for the years ended December 31, 2021,2020 and 2019, respectively. The receivables related to these transactions with the Parent and its other affiliates of $2 million and $5 million, respectively, and payables of $1 million and $8 million, respectively, are included in accounts receivable and accounts payable in our Consolidated Balance Sheet as of December 31, 2021 and 2020.
The Company entered into a Surplus Treasury Agreement with US Holding (the “Surplus Agreement”) in December 2019. The Surplus Agreement allows the Company to advance excess funds to US Holding when funds are available. The advances bear interest at LIBOR plus between 5 and 20 basis points depending on the tenor of the advance. As of December 31, 2021 and 2020, the Company had advanced $0 million and $115 million to US Holding, which is presented on the balance sheet as a related party note receivable.
During 2020, US Holding forgave $300 million of related party debt. This was treated as a capital transaction and the amount was recorded in additional paid-in capital, as US Holding is a related party.
The Company entered into Tax Allocation Agreement with US Holding, dated as of November 16, 2020. Refer to Note 1: Summary of Significant Accounting Policies for more information.
Note 17. Segment Information
Operating segments represent components of an enterprise for which separate financial information is available that is regularly reviewed by the CODM in determining how to allocate resources and assess performance. Our Chief Executive Officer is our CODM and he uses a variety of measures to assess the performance of the Company as a whole, depending on the nature of the activity. The Company’s operating and reportable segments consist of ASC and IMS. All other operations, which consists primarily of DRS Corporate Headquarters and certain non-operating subsidiaries of the Company, are grouped in Corporate & Eliminations.
We primarily use Adjusted EBITDA to manage the Company and allocate resources. Adjusted EBITDA of our business segments includes our net earnings before income taxes, amortization of acquired intangible assets, depreciation, restructuring costs, interest, deal related transaction costs , acquisition and divestiture related expenses, foreign exchange, COVID-19 response costs, non-service pension expenditures and other one-time non-operational events. Adjusted EBITDA is used to facilitate a comparison of the ordinary, ongoing and customary course of our operations on a consistent basis from

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
period to period and provide an additional understanding of factors and trends affecting our business segments. This measure assists the CODM in assessing segment operating performance consistently over time without the impact of our capital structure, asset base and items outside the control of the management team and expenses that do not relate to our core operations.
Certain information related to our segments for the years ended December 31, 2021, 2020 and 2019, is presented in the following tables. Consistent accounting policies have been applied by all segments within the Company, within all reporting periods. A description of our reportable segments as of December 31, 2021 and 2020 has been included in Note 1: Summary of Significant Accounting Policies. Transactions between segments generally are negotiated and accounted for under terms and conditions that are similar to other government and commercial contracts; however, these intercompany transactions are eliminated in consolidation.
Total revenues and intersegment revenues by segment for the years ended December 31, 2021, 2020 and 2019 consists of the following:

(Dollars in millions)	2021	2020	2019
ASC	$1,940	$1,958	$1,810
IMS	959	834	917
Corporate & Eliminations	(20)	(14)	(13)
Total revenue	$2,879	$2,778	$2,714

(Dollars in millions)	2021	2020	2019
ASC	$19	$13	$12
IMS	1	1	1
Total intersegment revenue	$20	$14	$13
Depreciation by segment as of December 31, 2021, 2020 and 2019 consists of the following:

(Dollars in millions)	2021	2020	2019
ASC	$33	$30	$29
IMS	16	14	13
Total depreciation	$49	$44	$42
Total assets by segment as of December 31, 2021 and 2020 consist of the following:

(Dollars in millions)	2021	2020(1)
ASC	$1,545	$1,563
IMS	1,145	1,018
Corporate & Eliminations	379	375
Total assets	$3,069	$2,956
(1) The 2020 amounts have been adjusted to reflect the correction of the allocation of certain assets within each segment.

LEONARDO DRS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
Reconciliation of reportable segment Adjusted EBITDA to Net Earnings (loss) consists of the following:

(Dollars in millions)	2021	2020	2019
Adjusted EBITDA
ASC	$220	$213	$169
IMS	90	55	63
Corporate & Eliminations	—	—	2
Total Adjusted EBITDA	$310	$268	$234
Amortization of intangibles	(9)	(9)	(9)
Depreciation	(49)	(44)	(42)
Restructuring costs	(5)	(12)	(20)
Interest expense	(35)	(64)	(65)
Deal related transaction costs	(5)	(9)	—
Acquisition and divestiture related expenses	—	—	—
Foreign exchange	(1)	(1)	—
COVID-19 response costs	(6)	(12)	—
Non-service pension expense	—	(5)	(3)
Other one-time non-operational events	—	—	—
Income tax provision	(46)	(27)	(20)
Net earnings	$154	$85	$75

Note 18. Subsequent Events
The Company has evaluated subsequent events through August 2, 2022, which represents the date on which the Consolidated Financial Statements were issued.
On March 21, 2022, the Company entered into a definitive agreement to sell its Global Enterprise Solutions (GES) business to SES Government Solutions, Inc., a wholly-owned subsidiary of SES S.A., for $450 million in cash. GES, which was part of the ASC segment for all periods reported, provides commercial satellite communications to the U.S. Government and delivers satellite communications and security solutions to customers worldwide. SES S.A. has guaranteed the payment of the purchase price and performance of all other obligations of SES Government Solutions, Inc. under the agreement. The transaction was completed on August 1, 2022.
In February 2022, the Leonardo DRS Board of Directors approved the strategic initiative to divest of the Company’s interest in AAC. On April 19, 2022, we entered into a definitive sales agreement to divest our share of our current equity investment in Advanced Acoustic Concepts (AAC) to Thales Defense & Security, Inc (TDSI), the minority partner in the Joint Venture. The sale was completed on July 8, 2022.
On June 21, 2022, the Company entered into a definitive agreement with RADA Electronic Industries Ltd., a leading provider of advanced software-defined military tactical radars, to merge and become a combined public company. Upon closing of the transaction, which is expected in the fourth quarter of 2022, RADA will become a wholly-owned subsidiary of Leonardo DRS.